PROSPECTUS SUPPLEMENT NO. 9	Filed Pursuant to Rule 424(b)(8)
(to prospectus dated April 7, 2023)	Registration No. 333-271046

15,600,000 Shares of Common Stock

NUBURU, INC.

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated April 7, 2023 (as supplemented from time to time, the “Prospectus”), with the information contained in the Quarterly Report on Form 10-Q, filed by Nuburu, Inc. (the “Company”) with the Securities and Exchange Commission (“SEC”) on November 9, 2023 (the “Form 10-Q”), other than any information which was furnished and not filed with the SEC. Accordingly, we have attached the Form 10-Q to this prospectus supplement. The Prospectus relates to the offer and resale of up to 15,600,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), by Lincoln Park Capital Fund, LLC. This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock is traded on the NYSE American under the symbol “BURU.” On November 9, 2023, the last quoted sale price for our Common Stock as reported on the NYSE American was $0.330 per share.

We are a “smaller reporting company” and an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section titled “Risk Factors” beginning on page 10 of the Prospectus, as well as any updates to such risk factors included in any supplements and amendments thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 13, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2023

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from to

Commission File Number: 001-39489

NUBURU, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	85-1288435
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
7442 S Tucson Way, Suite 130, Centennial, CO	80112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 767-1400

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BURU	NYSE American
Redeemable warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	BURU WS	NYSE American

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of November 3, 2023, the registrant had 35,570,461 shares of common stock, $0.0001 par value per share, outstanding.

NUBURU, INC.

FORM 10-Q

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q (this "Quarterly Report") contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which statements involve substantial risk and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Forward-looking statements contained in this Quarterly Report include, but are not limited to, statements about:

•
our success in retaining or recruiting, or changes required in, our officers, key employees or directors;
•
our public securities’ potential liquidity and trading;
•
the ability to maintain the listing of our common stock, par value $0.0001 par value per share (the “Common Stock”), or the 16,710,785 whole warrants of the Company sold to public investors in the IPO as part of the units (the “Public Warrants”) on a securities exchange;
•
the anticipated benefits of the Business Combination;
•
the outcome of any legal proceedings that may be instituted against us related to the Business Combination;
•
existing regulations and regulatory developments in the United States and other jurisdictions;
•
the need to hire additional personnel and our ability to attract and retain such personnel;
•
our plans and ability to obtain, maintain, enforce, or protect intellectual property rights;
•
our ability to obtain additional financing, including under that certain Purchase Agreement by and among the Company, Legacy Nuburu and Lincoln Park Capital Fund, LLC (“Lincoln Park”), dated as of August 5, 2022 (as it may be amended, supplemented or otherwise modified from time to time, the “Lincoln Park Purchase Agreement”);
•
the impact of the COVID-19 pandemic, including any mutations or variants thereof, and its effect on business and financial conditions;
•
our business, operations and financial performance, including:
•
expectations with respect to financial and business performance, including financial projections and business metrics and any underlying assumptions thereunder;
•
future business plans and growth opportunities, including revenue opportunity available from new or existing clients and expectations regarding the use of blue laser technology in 3D printing applications;
•
expectations regarding product development and pipeline;
•
expectations regarding research and development efforts;
•
expectations regarding market size;
•
expectations regarding the competitive landscape;
•
expectations regarding future acquisitions, partnerships or other relationships with third parties; and
•
future capital requirements and sources and uses of cash, including the ability to obtain additional capital in the future.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. The forward-looking statements contained in this Quarterly Report are based on our current expectations and beliefs concerning future developments and their potential effects on our business. There can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors under the heading "Risk Factors" in the Quarterly Report and in our Annual Report on Form 10-K for the year ended December 31, 2022 (our "Annual Report") as well as the following important factors:

•
our inability to obtain financing, including under the Lincoln Park Purchase Agreement;
•
our inability to protect our intellectual property;
•
whether the market embraces our products;
•
whether we achieve full commercialization in a timely manner;
•
the outcome of any legal proceedings that may be instituted against us;
•
our ability to meet NYSE American’s continued listing standards;

•
the inability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, our ability to grow and manage growth profitably, maintain relationships with customers and suppliers and retain our management and key employees;
•
our ability to retain or recruit key employees;
•
costs related to being a public company;
•
changes in applicable laws or regulations;
•
the possibility that we may be adversely affected by economic, business or competitive factors;
•
the impact of the COVID-19 pandemic, including any mutations or variants thereof, and its effect on business and financial conditions;
•
volatility in the financial sector and markets caused by geopolitical and economic factors; and
•
other risks and uncertainties set forth under the heading “Risk Factors” in Part II, Item 1A and elsewhere in this Quarterly Report and our Annual Report.

Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Frequently Used Terms

Unless otherwise stated in Item 1. Financial Statements and accompanying footnotes, or the context otherwise requires, references in this Quarterly Report to:

“Business Combination” are to the business combination of Legacy Nuburu with a subsidiary of Tailwind, with Legacy Nuburu surviving such business combination as a wholly owned subsidiary of Tailwind;

“Business Combination Agreement” are to that certain Business Combination Agreement, dated as of August 5, 2022, by and among Tailwind, Nuburu and Merger Sub, Inc., as the same has been or may be amended, modified, supplemented or waived from time to time;

“Closing” are to the consummation of the Transactions;

“Closing Date” are to January 31, 2023, the date on which the Transactions were consummated;

“Exchange Ratios” are to the quotients as defined in, and calculated in accordance with, the Business Combination Agreement, which was included as an exhibit to our Current Report on Form 8-K (File No. 001-39489) filed with the SEC on February 6, 2023;

“Legacy Nuburu” are to Nuburu Subsidiary, Inc., a Delaware corporation (f/k/a Nuburu, Inc. before the Closing Date);

“Tailwind” are to Tailwind Acquisition Corp, a Delaware corporation and our predecessor company prior to the consummation of the Transactions, which changed its name to Nuburu, Inc. following the consummation of the Transactions, and its consolidated subsidiaries;

“Tailwind IPO” are to the initial public offering by Tailwind which closed on September 9, 2020; and

“Transactions” are to the Business Combination, together with the other transactions contemplated by the Business Combination Agreement and the related agreements.

Unless the context otherwise requires, all references in this section to “Nuburu,” the “Company,” “we,” “us,” “our,” and other similar terms refer to: (i) Legacy Nuburu and its subsidiaries prior to the Closing, and (ii) Nuburu, Inc., a Delaware corporation, and its consolidated subsidiary, Nuburu Subsidiary, Inc., after the Closing.

PART 1 – FINANCIAL INFORMATION

Item 1. Condensed Consolidated Financial Statements

NUBURU, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,626,730	$2,880,254
Accounts receivable, net	469,904	327,200
Inventories, net of allowance of $1,047,830 and $292,990, respectively	1,086,741	972,695
Deferred financing costs	65,000	4,258,515
Prepaid expenses and other current assets	579,244	46,737
Total current assets	3,827,619	8,485,401
Property and equipment, net	4,763,058	3,771,849
Construction in progress	59,672	188,912
Right-of-use assets	410,188	641,651
Other assets	34,359	34,359
TOTAL ASSETS	$9,094,896	$13,122,172

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$4,184,347	$4,456,587
Accrued expenses	1,669,842	2,312,118
Current portion of operating lease liability	366,033	343,049
Contract liabilities	230,075	178,750
Current portion of convertible notes payable	—	7,300,000
Total current liabilities	6,450,297	14,590,504
Operating lease liability	95,409	373,907
Convertible notes payable	6,713,241	—
Warrant liabilities	334,216	—
TOTAL LIABILITIES	13,593,163	14,964,411
Commitments and Contingencies (Note 6)
Stockholders’ Equity (Deficit)
Convertible preferred stock, $0.0001 par value; 50,000,000 shares authorized; 3,038,905 and 23,237,703 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	304	4,040
Common stock, $0.0001 par value; 250,000,000 shares authorized; 35,554,624 and 5,556,857 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	3,555	1,077
Additional paid-in capital	72,649,712	59,344,952
Accumulated deficit	(77,151,838)	(61,192,308)
Total Stockholders’ Equity (Deficit)	(4,498,267)	(1,842,239)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$9,094,896	$13,122,172

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

NUBURU, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$186,743	$868,153	$1,710,794	$1,005,528
Cost of revenue	1,115,703	1,832,036	4,813,404	3,653,980
Gross margin	(928,960)	(963,883)	(3,102,610)	(2,648,452)
Operating expenses:
Research and development	1,348,450	1,066,161	4,300,166	2,684,694
Selling and marketing	523,627	95,670	1,066,289	603,629
General and administrative	2,335,605	1,757,104	8,409,877	4,131,477
Total operating expenses	4,207,682	2,918,935	13,776,332	7,419,800
Loss from operations	(5,136,642)	(3,882,818)	(16,878,942)	(10,068,252)
Interest income	46,998	14,875	91,914	19,178
Interest expense	(162,765)	(55,276)	(175,149)	(57,490)
Other income, net	167,108	—	1,002,647	—
Loss before provision for income taxes	$(5,085,301)	$(3,923,219)	$(15,959,530)	$(10,106,564)
Provision for income taxes	—	—	—	—
Net loss and comprehensive loss	$(5,085,301)	$(3,923,219)	$(15,959,530)	$(10,106,564)
Net loss per share, basic and diluted	$(0.14)	$(0.71)	$(0.50)	$(1.86)
Weighted-average common shares used to compute net loss per share attributable to common stockholders, basic and diluted	35,425,105	5,537,557	31,955,539	5,421,056

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

NUBURU, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)

(UNAUDITED)

	Convertible Preferred Stock		Common Stock
	Shares(1)	Amount	Shares(1)	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity (Deficit)
Balance as of December 31, 2022	23,237,703	$4,040	5,556,857	$1,077	$59,344,952	$(61,192,308)	$(1,842,239)
Issuance of Common Stock and Series A preferred stock upon conversion of convertible notes in connection with the reverse recapitalization	1,361,787	136	1,361,787	136	11,575,014	—	11,575,286
Conversion of Legacy Nuburu convertible preferred stock into Common Stock in connection with the reverse recapitalization	(23,237,703)	(4,040)	23,237,703	2,323	1,717	—	—
Issuance of Common Stock and Series A preferred stock upon the reverse recapitalization, net of issuance costs	1,481,666	148	3,233,745	(197)	(3,257,476)	—	(3,257,525)
Issuance of Common Stock and Series A preferred stock to satisfy certain reverse recapitalization costs	195,452	20	195,452	20	(40)	—	—
Recognition of Public Warrants upon the reverse recapitalization	—	—	—	—	(1,336,863)	—	(1,336,863)
Stock-based compensation	—	—	—	—	463,978	—	463,978
Net loss	—	—	—	—	—	(4,767,517)	(4,767,517)
Balance as of March 31, 2023	3,038,905	$304	33,585,544	$3,359	$66,791,282	$(65,959,825)	$835,120
Issuance of Common Stock from option exercises	—	—	5,153	1	6,998	—	6,999
Issuance of Common Stock from releases of restricted stock units	—	—	15,625	2	(2)	—	—
Issuance of Common Stock from the Lincoln Park Purchase Agreement	—	—	1,681,898	167	2,099,830	—	2,099,997
Issuance of Common Stock warrants in connection with the 2023 Note and Warrant Purchase Agreement (net of issuance cost of $160,345)	—	—	—	—	2,351,414	—	2,351,414
Stock-based compensation	—	—	—	—	796,783	—	796,783
Net loss	—	—	—	—	—	(6,106,712)	(6,106,712)
Balance as of June 30, 2023	3,038,905	$304	35,288,220	$3,529	$72,046,305	$(72,066,537)	$(16,399)
Issuance of Common Stock from releases of restricted stock units	—	—	326,579	32	(32)	—	—
Restricted stock units used for tax withholdings	—	—	(60,175)	(6)	(31,589)	—	(31,595)
Stock-based compensation	—	—	—	—	635,028	—	635,028
Net loss	—	—	—	—	—	(5,085,301)	(5,085,301)
Balance as of September 30, 2023	3,038,905	$304	35,554,624	$3,555	$72,649,712	$(77,151,838)	$(4,498,267)

	Convertible Preferred Stock		Common Stock
	Shares(1)	Amount	Shares(1)	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity (Deficit)
Balance as of December 31, 2021	23,196,296	$4,036	5,153,286	$999	$56,646,247	$(47,063,207)	$9,588,075
Issuance of Legacy Nuburu Series C preferred stock	41,407	4	—	—	188,886	—	188,890
Issuance of Legacy Nuburu common stock from option exercises	—	—	370,395	72	107,788	—	107,860
Stock-based compensation	—	—	—	—	69,455	—	69,455
Net loss	—	—	—	—	—	(2,287,794)	(2,287,794)
Balance as of March 31, 2022	23,237,703	$4,040	5,523,681	$1,071	$57,012,376	$(49,351,001)	$7,666,486
Issuance of Legacy Nuburu common stock from option exercises	—	—	1,396	—	6,066	—	6,066
Stock-based compensation	—	—	—	—	1,197,233	—	1,197,233
Net loss	—	—	—	—	—	(3,895,551)	(3,895,551)
Balance as of June 30, 2022	23,237,703	$4,040	5,525,077	$1,071	$58,215,675	$(53,246,552)	$4,974,234
Issuance of Legacy Nuburu common stock from option exercises	—	—	25,770	5	7,495	—	7,500
Stock-based compensation	—	—	—	—	600,160	—	600,160
Net loss	—	—	—	—	—	(3,923,219)	(3,923,219)
Balance as of September 30, 2022	23,237,703	$4,040	5,550,847	$1,076	$58,823,330	$(57,169,771)	$1,658,675

(1) The number of shares of convertible preferred stock and common stock issued and outstanding prior to the Business Combination have been retroactively adjusted by the Exchange Ratio to give effect to the reverse recapitalization treatment of the Business Combination. See Note 1 - Description of Business and Note 3 - Reverse Capitalization for more information.

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

NUBURU, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September 30,
	2023	2022
Cash Flows from Operating Activities:
Net loss	$(15,959,530)	$(10,106,564)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	369,971	380,539
Stock-based compensation	1,895,789	1,866,848
Change in fair value of warrant liabilities	(1,002,647)	—
Excess and obsolete inventory reserve adjustments	868,002	269,893
Inventory lower of cost and net realizable value adjustments	(113,162)	(548,190)
Changes in operating assets and liabilities:
Accounts receivable	(142,704)	(520,450)
Inventories	(957,916)	(381,503)
Prepaid expenses and other current assets	(492,507)	(13,181)
Operating lease right-of-use asset	231,463	218,076
Accounts payable	2,695,273	1,107,378
Accrued expenses	(447,024)	587,103
Contract liabilities	51,325	86,175
Operating lease liability	(255,514)	(233,960)
Net cash used in operating activities	(13,259,181)	(7,287,836)
Cash Flows from Investing Activities:
Purchase of property and equipment	(1,142,910)	(282,275)
Net cash used in investing activities	(1,142,910)	(282,275)
Cash Flows from Financing Activities:
Proceeds from issuance of Legacy Nuburu convertible promissory notes	4,100,000	5,300,000
Proceeds from issuance of convertible promissory notes and warrants	9,225,000	—
Proceeds from the exercise of stock options	6,999	121,426
Restricted stock units used for tax withholdings	(31,595)	—
Proceeds from the issuance of Legacy Nuburu preferred stock	—	188,890
Proceeds from reverse recapitalization	3,243,079	—
Proceeds from the issuance of preferred stock	5,000	—
Proceeds from issuance of Common Stock from the Lincoln Park Purchase Agreement	2,099,997	—
Payment of transaction costs related to the reverse recapitalization	(4,734,913)	—
Repayment of related party convertible promissory notes	(675,000)	—
Payment of offering costs related to the 2023 Note and Warrant Purchase Agreement	(25,000)	—
Payment of deferred financing costs	(65,000)	—
Net cash provided by financing activities	13,148,567	5,610,316
NET CHANGE IN CASH DURING THE PERIOD	(1,253,524)	(1,959,795)
CASH AND CASH EQUIVALENTS ―BEGINNING OF PERIOD	2,880,254	6,007,575
CASH AND CASH EQUIVALENTS ―END OF PERIOD	$1,626,730	$4,047,780
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—
SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:
Right-of-use assets obtained in exchange for new operating lease liabilities	$—	$934,583
Deferred financing costs included in accounts payable and accrued expenses	$—	$2,834,802
Transaction costs related to the reverse recapitalization not yet paid	$1,007,439	$—
Convertible promissory notes and warrants issuance costs included in accounts payable and accrued expenses	$160,345	$—
Issuance of Common Stock upon conversion of preferred stock in connection with the reverse recapitalization	$11,575,286	$—

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

NUBURU, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. BACKGROUND AND ORGANIZATION

Nuburu, Inc. (“Nuburu” or the “Company”) and its wholly-owned subsidiary Nuburu Subsidiary, Inc., is a leading innovator in high-power, high-brightness blue laser technology that is focused on bringing breakthrough improvements to a broad range of high-value applications including welding and 3D printing.

Nuburu was originally incorporated in Delaware on July 21, 2020 under the name Tailwind Acquisition Corp. (“Tailwind”) as a special purpose acquisition company, formed for the purpose of effecting an initial business combination with one or more target businesses. On September 9, 2020 (the “IPO Closing Date”), we consummated our initial public offering (the “IPO”). On January 31, 2023, we consummated a business combination with Nuburu Subsidiary, Inc. f/k/a Nuburu, Inc. (“Legacy Nuburu”), a privately held operating company which merged into our subsidiary Compass Merger Sub, Inc. (the “Business Combination”) and changed our name to “Nuburu, Inc.,” and we became the owner, directly or indirectly, of all of the equity interests of Nuburu Subsidiary, Inc. and its subsidiaries. In light of the fact that the Business Combination has closed and our ongoing business will be the business formerly operated by Legacy Nuburu, this business section primarily includes information regarding Legacy Nuburu’s business.

Throughout the notes to the condensed consolidated financial statements, unless otherwise noted, the “Company,” “we,” “us” or “our” and similar terms refer to Legacy Nuburu prior to the consummation of the Business Combination, and Nuburu and its subsidiaries after the consummation of the Business Combination.

Going Concern and Liquidity

The Company devotes its efforts to business planning, research and development, and raising capital. The Company is an emerging growth company that has not yet achieved full commercialization and is expected to incur losses until it does.

From inception through September 30, 2023, the Company has incurred operating losses and negative cash flows from operating activities. For the nine months ended September 30, 2023 and 2022, the Company has incurred operating losses, including net losses of $15,959,530 and $10,106,564, respectively, and the Company has an accumulated deficit of $77,151,838 as of September 30, 2023, which factors raise substantial doubt about the Company's ability to continue as a going concern. The Company expects to continue to expand our operations, including by investing in manufacturing, sales and marketing, research and development and infrastructure to support our growth. The Company anticipates that we will incur net losses for the foreseeable future and, even if we increase our revenue, there is no guarantee that we will ever become profitable.

Until we can generate sufficient revenue to cover our operating expenses, working capital, and capital expenditures, we will rely on funds raised from the closing of the Business Combination, from the $9,225,000 of Convertible Notes and Warrants issued in June 2023, from the $11,400,000 of Legacy Nuburu convertible notes (the "Company Notes") issued prior to the Closing, from the Lincoln Park Purchase Agreement pursuant to which Lincoln Park has agreed to purchase from the Company, at the sole discretion of the Company, up to $100,000,000 of Common Stock from time to time over a 48-month period.. In accordance with the Lincoln Park Purchase Agreement, Lincoln Park has purchased, at the option of the Company, approximately $2,100,000 of Common Stock during the nine months ended September 30, 2023 but is not required to purchase shares if the Company's stock price falls below $1.00 per share.

The Company plans to finance its operations with proceeds from the issuance and sale of equity securities or debt; however, there is no assurance that management's plans to obtain additional debt or equity financing will be successfully implemented or implemented on terms favorable to the Company.

Certain Significant Risks and Uncertainties

The Company’s current business activities consist of business planning, research and development efforts to design and develop high-power, high-brightness blue laser technology, and capital raising to finance the Company through full commercialization. The Company is subject to the risks associated with such activities, including the need to further develop its technology and its marketing and distribution channels; further develop its supply chain and manufacturing; and hire additional management and other key personnel. Successful completion of the Company’s development program and, ultimately, the attainment of profitable operations, are dependent upon future events, including its ability to access potential markets and secure long-term financing.

As of the date of issuance of the financial statements, the Company’s operations have not been significantly impacted by the COVID-19 pandemic; however, the Company continues to monitor the situation. While the Company’s results of operations, cash flows and financial condition could be negatively impacted, the extent of the impact cannot be reasonably estimated at this time.

The impact of the Russian invasion of Ukraine (and the related sanctions imposed by the United States and other countries) on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

The Company’s future results of operations involve a number of risks and uncertainties. Factors that could affect the Company’s future operating results and cause actual results to vary materially from expectations include, but are not limited to, rapid technological change, competition from substitute products and larger companies, protection of proprietary technology, ability to maintain distributor relationships and dependence on key individuals.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S.GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results, and cash flows for the periods presented.

The results of operations for the three and nine months ended September 30, 2023 are not necessarily indicative of the results that may be expected for the year ending December 31, 2023 or any future period. These unaudited condensed consolidated financial statements and their notes should be read in conjunction with the Company’s Annual Report on Form 10-K as filed with the SEC on March 31, 2023 and the audited financial statements of Legacy Nuburu for the years ended December 31, 2022 and 2021 included in the Amendment No. 1 to the Form 8-K filed with the SEC on March 31, 2023.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Significant Accounting Policies

The significant accounting policies used in preparation of these condensed consolidated financial statements are disclosed in the notes to consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March 31, 2023 and the audited financial statements of Legacy Nuburu for the years ended December 31, 2022 and 2021 included in the Amendment No. 1 to the Form 8-K filed with the SEC on March 31, 2023. The significant accounting policies have not changed significantly since those filings.

NOTE 3. REVERSE RECAPITALIZATION

On January 31, 2023, upon the consummation of the Business Combination, all holders of 10,782,091 issued and outstanding shares of Legacy Nuburu common stock and 40,392,723 issued and outstanding shares of Legacy Nuburu preferred stock received shares of Nuburu common stock at a deemed value of $10.00 per share after giving effect to the exchange ratios set forth below (the “Exchange Ratios”):

Legacy Nuburu Class / Series	Exchange Ratio
Legacy Nuburu Common Stock	0.515
Legacy Nuburu Series A Preferred Stock	0.566
Legacy Nuburu Series A-1 Preferred Stock	0.599
Legacy Nuburu Series B Preferred Stock	0.831
Legacy Nuburu Series B-1 Preferred Stock	0.515
Legacy Nuburu Series C Preferred Stock	1.146

This resulted in 31,323,904 shares of Nuburu Common Stock issued and outstanding as of the Closing and all holders of 7,132,467 issued and outstanding Legacy Nuburu equity awards received Nuburu equity awards covering 3,675,976 shares of Nuburu Common Stock at a deemed value of $10.00 per share after giving effect to the Exchange Ratios, based on the following events contemplated by the Business Combination Agreement:

•
the cancellation and conversion of all 40,392,723 issued and outstanding shares of Legacy Nuburu preferred stock into 23,237,703 shares of Nuburu Common Stock at the conversion rate as calculated pursuant to Legacy Nuburu's Certificate of Incorporation, multiplied by the Exchange Ratios at the date and time the Business Combination became effective (“Effective Time”);
•
the cancellation and conversion of all 10,782,091 issued and outstanding shares of Legacy Nuburu common stock into 5,556,857 shares of Nuburu Common Stock as adjusted by the Exchange Ratios;
•
the net exercise of all 4,000,000 outstanding warrants to purchase shares of Legacy Nuburu common stock immediately prior to the Effective Time in accordance with its terms and subsequent conversion into 1,167,557 shares of Nuburu Common Stock at the Effective Time;
•
the cancellation and conversion of all Legacy Nuburu Company Notes into shares of Legacy Nuburu common stock in accordance with its terms as of immediately prior to the Effective Time, which 2,642,239 shares were then outstanding as Legacy Nuburu common stock as of immediately prior to the Effective Time and subsequently converted into 1,361,787 shares of Nuburu Common Stock and 1,361,787 shares of Nuburu Series A preferred stock at the Effective Time; and
•
the cancellation and exchange of all 6,079,467 granted and outstanding vested and unvested Legacy Nuburu options, which became 3,133,270 Nuburu options exercisable for shares of Nuburu Common Stock with the same terms and vesting conditions except for a number of shares exercisable and the exercise price, each of which was adjusted by the Exchange Ratio; and
•
the cancellation and exchange of all 1,053,000 granted and outstanding vested and unvested Legacy Nuburu RSUs, which became 542,706 Nuburu RSUs for shares of Nuburu Common Stock with the same terms and vesting conditions except for the number of shares, which was adjusted by the Legacy Nuburu common stock Exchange Ratio.

The other related events that occurred in connection with the Closing are summarized below:

•
Tailwind and the Tailwind Sponsor entered into a letter agreement (the “Sponsor Support and Forfeiture Agreement”), dated as of August 5, 2022 (as amended by the Amended and Restated Sponsor Support and Forfeiture Agreement, dated January 31, 2023). In connection with the Business Combination, the 8,355,393 Tailwind Sponsor Class B shares were forfeited other than 1,150,000 shares of Common Stock (of which, 150,000 shares were transferred to Nautilus Maser Fund, L.P. and 50,000 shares were transferred to Cohen & Company Capital Markets at Closing) and 650,000 shares of Series A preferred stock. Additionally, upon the Closing, the Sponsor cancelled the 9,700,000 Private Placement Warrants that were held by the Sponsor.
•
Tailwind, Legacy Nuburu and Lincoln Park entered into a purchase agreement pursuant to which Nuburu may direct Lincoln Park to purchase up to $100 million of Common Stock from time to time over a 48-month period, subject to certain limitations contained in the Lincoln Park Purchase Agreement. At the Closing, Nuburu issued 200,000 shares of Nuburu Common Stock to Lincoln Park.
•
Legacy Nuburu entered into an engagement letter with Anzu Partners on August 30, 2022 (the “Services Agreement”) relating to this arrangement pursuant to which Legacy Nuburu, in recognition of past Services, (i) agreed to pay $500,000 to Anzu Partners upon the closing of the Business Combination and (ii) issued a warrant with a strike price of $0.01 per share to Anzu Partners for 500,000 shares of Preferred Stock (the “Anzu Partners Warrant”). This warrant was exercised by Anzu Partners in connection with the Closing.

After giving effect to the Business Combination as described above, the number of shares of Common Stock and Series A preferred stock issued and outstanding immediately following the consummation of the Business Combination was as follows:

	Common Shares	Series A Preferred Shares
Tailwind public shares	316,188	—
Tailwind Sponsor Class B shares	8,355,393	—
Total shares of Tailwind common stock outstanding immediately prior to the Business Combination	8,671,581	—
Less: forfeiture of the Tailwind Sponsor Class B Common Stock other than 1,150,000 shares of Common Stock and 650,000 shares of Series A Preferred Stock	(7,205,393)	—
Tailwind Sponsor Series A Preferred Stock	—	650,000
Tailwind public shares issuance of Series A Preferred Stock	—	316,188
Legacy Nuburu shares	31,323,904	1,377,265
Lincoln Park Commitment Shares	200,000	—
Anzu Warrant Shares	—	500,000
Total shares of Nuburu Common Stock outstanding immediately after the Business Combination(1)(2)	32,990,092	2,843,453

(1) Excludes 3,675,976 shares of Common Stock as of the Closing of the Business Combination to be reserved for potential future issuance upon the exercise of Nuburu options or settlement of Nuburu RSUs.

(2) Excludes 16,710,785 Public Warrants issued and outstanding as of the Closing of the Business Combination.

The Business Combination is accounted for as a reverse recapitalization in accordance with GAAP because Legacy Nuburu has been determined to be the accounting acquirer. Under this method of accounting, Tailwind, which is the legal acquirer, is treated as the accounting acquiree for financial reporting purposes and Legacy Nuburu, which is the legal acquiree, is treated as the accounting acquirer. Accordingly, the consolidated assets, liabilities and results of operations of Legacy Nuburu have become the historical financial statements of Nuburu, and Tailwind’s assets, liabilities and results of operations have been consolidated with Legacy Nuburu’s beginning on the acquisition date. For accounting purposes, the financial statements of Nuburu represent a continuation of the financial statements of Legacy Nuburu with the Business Combination being treated as the equivalent of Legacy Nuburu issuing stock for the net assets of Tailwind, accompanied by a recapitalization. The net assets of Tailwind are stated at historical costs and no goodwill or other intangible assets have been recorded. Operations prior to the Business Combination will be presented as those of Legacy Nuburu in future reports of Nuburu.

Legacy Nuburu was determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•
Legacy Nuburu stockholders comprise a majority of the voting power of Nuburu;
•
The Nuburu board of directors consists only of members of the Legacy Nuburu board of directors or nominees selected by Legacy Nuburu;
•
Legacy Nuburu’s operations prior to the acquisition comprise the only ongoing operations of Nuburu;
•
Legacy Nuburu’s senior management comprises the senior management of Nuburu;
•
Nuburu has assumed the Legacy Nuburu name; and
•
Legacy Nuburu’s headquarters have become Nuburu’s headquarters.

All periods prior to the Business Combination have been retrospectively adjusted using the Exchange Ratios for the equivalent number of shares outstanding immediately after the Closing to effect the reverse recapitalization.

In connection with the Closing of the Business Combination, the Company received net proceeds from the Business Combination totaling $3.2 million, prior to deducting transaction and issuance costs. Legacy Nuburu’s total transaction expenses were approximately $3.2 million and Tailwind’s total transaction expenses were approximately $2.5 million after taking into account waivers of costs incurred by Legacy Nuburu and Tailwind.

NOTE 4. BALANCE SHEET COMPONENTS

Inventories, Net

Inventories, net as of September 30, 2023 and December 31, 2022 consisted of the following:

	September 30, 2023	December 31, 2022
Raw materials and supplies	$1,333,199	$1,011,421
Work-in-process	506,894	15,213
Finished goods	294,478	239,051
Inventories, gross	2,134,571	1,265,685
Less: inventory reserve	(1,047,830)	(292,990)
Inventories, net	$1,086,741	$972,695

The Company did not record any lower of cost or net realizable value charges during the three or nine months ended September 30, 2023 and 2022, respectively. The Company did not write down inventory due to scrap during the three months ended September 30, 2023 and 2022, respectively, and wrote down inventory due to scrap of $32,204 and $51,034 during the nine months ended September 30, 2023 and 2022, respectively.

Property and Equipment, Net

Property and equipment, net as of September 30, 2023 and December 31, 2022 consisted of the following:

	September 30, 2023	December 31, 2022
Machinery and equipment	$6,120,307	$4,827,626
Leasehold improvements	898,666	810,248
Furniture and office equipment	205,897	180,747
Computer equipment and software	196,488	136,282
Property and equipment, gross	7,421,358	5,954,903
Less: accumulated depreciation and amortization	(2,658,300)	(2,183,054)
Property and equipment, net	$4,763,058	$3,771,849

Depreciation and amortization expense related to property and equipment was $144,955 and $99,897 during the three months ended September 30, 2023 and 2022, respectively, and $369,971 and $380,539 during the nine months ended September 30, 2023 and 2022, respectively.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets as of September 30, 2023 and December 31, 2022 consisted of the following:

	September 30, 2023	December 31, 2022
Prepaid insurance	$245,367	$—
Prepaid equipment	198,600	—
Other prepaid assets	122,003	34,889
Other current assets	13,274	11,848
Total prepaid expenses and other current assets	$579,244	$46,737

Accrued Liabilities

Accrued liabilities as of September 30, 2023 and December 31, 2022 consisted of the following:

	September 30, 2023	December 31, 2022
Accrued payroll and related benefits	$660,454	$636,009
Accrued legal, accounting and professional fees	143,227	548,569
Accrued transaction costs related to the reverse recapitalization	503,600	651,818
Accrued taxes payable	66,959	108,516
Accrued interest	175,149	175,288
Other	120,453	191,918
Total accrued expenses	$1,669,842	$2,312,118

NOTE 5. FAIR VALUE MEASUREMENTS

Assets and liabilities recorded at fair value on a recurring basis in the balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, as follows:

Level 1: Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2: Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3: Valuations based on unobservable inputs reflecting our own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The assets’ or liabilities’ fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The Company’s financial instruments that are carried at fair value consists of Level 1 assets and liabilities. Level 1 assets include highly liquid bank deposits and money market funds, which were not material as of September 30, 2023 and December 31, 2022. Level 1 liabilities include the Public Warrants and are classified as Level 1 due to the use of an observable market quote in an active market. The Company measured the fair value of the Public Warrants on the date of the Closing of the Business Combination based on the close price of the Public Warrant price. During the three and nine months ended September 30, 2023, no warrants were exercised.

The gains and losses from re-measurement of Level 1 financial liabilities are recorded as part of other (expense) income, net in the condensed consolidated statements of operations and comprehensive loss. During the three and nine months ended September 30, 2023, the Company recorded a gain of $167,108 and $1,002,647, respectively, related to the change in fair value of the Public Warrants from the Closing to the end of the period. There were no transfers between Level 1, Level 2 and Level 3 in any periods presented.

The following table sets forth the fair value of the Company’s financial liabilities by level within the fair value hierarchy:

	At September 30, 2023
	Level 1	Level 2	Level 3	Total
Public Warrants	$334,216	$—	$—	$334,216

The following table sets forth a summary of the changes in fair value of the Company’s Level 1 financial liabilities:

	Three months ended September 30,	Nine months ended September 30,
	2023	2023
Fair value, beginning of period	$501,324	$—
Recognition of Public Warrants upon the reverse recapitalization	—	1,336,863
Change in fair value	(167,108)	(1,002,647)
Fair value as of September 30, 2023	$334,216	$334,216

NOTE 6. COMMITMENTS AND CONTINGENCIES

Operating Lease

The Company leases office space in Centennial, Colorado under a noncancelable operating lease agreement. The Company leases and occupies approximately 27,900 square feet of office space. The original term of the lease expires in December 2024. In recognition of the ROU asset and the related lease liability as of September 30, 2023, the options to extend the lease term have not been included as the Company was not reasonably certain to exercise any such option.

As of September 30, 2023 and September 30, 2022, the weighted-average remaining lease term was 1.3 years and 2.3 years, respectively, and the weighted-average discount rate used is 5.5% and 5.5%, respectively.

During the three and nine months ended September 30, 2023 and September 30, 2022, the Company recognized the following lease costs arising from the lease transaction:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Operating lease cost	$85,036	$85,036	$255,109	$255,109

The Company recognized the following cash flow transactions arising from lease transactions:

	Nine Months Ended September 30,
	2023	2022
Cash paid for amounts included in the measurement of lease liabilities	$279,160	$270,993
Right-of-use assets obtained in exchange for new operating lease liabilities	—	934,584

On September 30, 2023, the future payments and interest expense for the operating leases are as follows:

Year Ending December 31,	Future Payments
The remainder of 2023	$93,053
2024	383,383
Total undiscounted cash flows	476,436
Less: imputed interest	(14,994)
Present value of lease liabilities	$461,442

Legal Proceedings

In the normal course of business, the Company may become involved in legal proceedings. The Company will accrue a liability for legal proceedings when it is probable that a liability has been incurred and the amount can be reasonably estimated. Significant judgment is required to determine both probability and the estimated amount. When only a range of possible loss can be established, the most probable amount in the range is accrued. If no amount within this range is a better estimate than any other amount within the range, the minimum amount in the range is accrued. At September 30, 2023 and December 31, 2022, the Company was not involved in any material legal proceedings.

Purchase Commitments

As of September 30, 2023, the Company had $589,331 in outstanding firm purchase commitments to acquire inventory and research and development parts from suppliers for the Company's ongoing operations.

NOTE 7. REVENUE

The Company’s primary revenue-generating activity involves sales of high-powered lasers and and related installation services. The Company has sales to customers throughout the U.S., Europe, and Asia. All sales are settled in U.S. dollars.

The following table presents revenue disaggregated by geography:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
United States	$186,743	$733,903	$1,423,809	$858,903
Asia	—	—	116,485	—
Europe	—	134,250	170,500	146,625
Total	$186,743	$868,153	$1,710,794	$1,005,528

At contract inception, the Company assesses the goods or services promised within each contract and determines the performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes revenue for the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Determining the method and amount of revenue to recognize requires the Company to make judgments and estimates which include determining whether the performance obligation is satisfied over time or at a point in time, the selection of method to measure progress towards completion, and determining if the contract includes any variable consideration or material right elements.

The Company’s primary performance obligations include product sales and installation services. Revenue for product sales is recognized when the customer obtains control of the product, which occurs at a point in time, and may be upon shipment or upon delivery based on the contractual shipping terms of a contract. Revenue for installation services is recognized over time, as the service is rendered. For this performance obligation, the Company has a right to consideration from customers that corresponds directly with the value to the customers of the Company's performance completed to date, and as such, the Company recognizes revenue in the amount to which it has a right to invoice the customer. Typically, invoices are issued upon shipment or completion of services, which varies based on the product and service duration.

The Company allocates the transaction price based on the estimated relative standalone selling prices of the promised products or services underlying each performance obligation. The Company determines standalone selling prices based on the price at which the performance obligation is sold separately. If the standalone selling price is not observable through past transactions, the Company estimates the standalone selling price taking into account available information such as market conditions and internally approved standard pricing related to the performance obligations.

Special consideration is given to change orders. A change order will be treated as a separate contract if the additional goods or services are distinct. The payment terms and conditions in customer contracts vary. However, the Company typically does not have contracts with customers in which payment terms are greater than 90 days. As such, the Company does not assess whether a significant financing component exists if the period between when it performs its obligations under the contract and when the customer pays, is one year or less.

Contract liabilities consist of customer deposits that are applied to invoices as the performance obligation is performed. Accounts receivable and contract liabilities as of September 30, 2023 and December 31, 2022, were as follows:

	Accounts Receivable	Contract Liabilities
December 31, 2022	$327,200	$178,750
September 30, 2023	469,904	230,075

During the three months ended September 30, 2023 and 2022, the Company recognized nil and $84,270 of revenue that was included in the contract liabilities balance at the beginning of the reporting period, respectively. During the nine months ended September 30, 2023 and 2022, the Company recognized $32,500 and nil of revenue that was included in the contract liabilities balance at the beginning of the reporting period, respectively.

The Company recognizes freight and shipping costs associated with outbound freight after control over a product has transferred to a customer, as a fulfillment cost and includes those costs in materials within cost of revenue. Revenue received from shipping and handling fees is reflected in net revenue.

The Company's standard terms and conditions which are applicable to the Company's contracts covering the sale of its products include warranty provisions that provide assurance to its customers that the products will comply with agreed upon specifications, which is standard in the industry. The product warranty is accounted for in accordance with the guidelines under ASC 460-10, Guarantees. Therefore, losses from warranty obligations are accrued when the amount of loss can be reasonably estimated, and the information is available before the financial statements are issued or are available to be issued.

The Company has determined that the nature, amount, timing, and uncertainty of revenue and cash flow are most significantly affected by their customer concentration, changes in technology, and adverse changes in the economy that may have an adverse impact on the ability of customers to contract with and pay the Company.

Revenue from contracts with customers are disaggregated as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue recognized at a point in time	$186,743	$866,353	$1,705,794	$1,003,728
Revenue recognized over time	—	1,800	5,000	1,800
Total	$186,743	$868,153	$1,710,794	$1,005,528

NOTE 8. CONVERTIBLE NOTES PAYABLE

Private Placement

On June 12, 2023 and June 16, 2023, the Company entered into Note and Warrant Purchase Agreements (the “Purchase Agreements”) primarily with certain investors including existing investors (each, an “Investor”) for the sale of (i) convertible promissory notes (“Convertible Notes”) in the aggregate principal amount of $9,225,000, and (ii) warrants (“Warrants," refer to Note 10, Warrants) to purchase up to 11,518,895 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) from the June 12, 2023 Purchase Agreement and up to 1,889,535 shares of Common Stock from the June 16, 2023 Purchase Agreement (the sale of the Convertible Notes and the Warrants together, the “Private Placement”). The Company intends to use the net proceeds (after deducting offering expenses of $160,345) from these two Purchase Agreements for general corporate purposes.

The Convertible Notes are senior, unsecured obligations of the Company and bear interest at the rate of 7.0% per annum and are payable on the earlier of June 23, 2026 or the occurrence of an Event of Default, as defined in the Convertible Notes. The Convertible Notes may be converted at any time following June 23, 2023 prior to the payment in full of the principal amount of the Convertible Notes at the Investor’s option. In the event of the Sale of the Company (as defined in the Convertible Notes), the outstanding principal amount of each Convertible Note, plus all accrued and unpaid interest not otherwise converted into equity securities pursuant to the terms of the Convertible Notes, shall (i) if the Investor so elects, be converted into equity securities pursuant to the terms of the Convertible Notes (the “Conversion Shares”) at a price equal to $0.688 (subject to appropriate adjustment from time to time for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event) (the “Conversion Price”), or (ii) be due and payable immediately prior to the closing of such Sale of the Company, together with a premium equal to 150% of the principal amount to be prepaid.

The table below summarizes the sale of the Convertible Notes and Warrants to related parties.

Investor	Principal Amount of Convertible Notes
Wilson-Garling 2023 Family Trust(1)	$5,000,000
David Seldin(2)	1,200,000
Eunomia, LP(3)	1,000,000
CST Global LLC(4)	100,000
Curtis N Maas Revocable Trust(5)	100,000

(1) Thomas J. Wilson, an affiliate of Wilson-Garling 2023 Family Trust, was a member of the Legacy Nuburu board of directors.

(2) David Seldin was a member of the Legacy Nuburu board of directors and at the time of the issuance was the sole manager of Anzu Nuburu LLC, Anzu Nuburu II LLC, Anzu Nuburu III LLC and Anzu Nuburu V LLC (the "Anzu SPVs"), which at that time owned more than 5% of Legacy Nuburu’s capital stock.

(3) Ron Nicol, manager of Eunomia, LP, is the Chairman of the Company’s board of directors.

(4) David Michael, an affiliate of CST Global LLC, was a member of the Legacy Nuburu board of directors.

(5) Curtis Maas, an affiliate of the Curtis N Maas Revocable Trust, was a member of the Legacy Nuburu board of directors.

Legacy Nuburu Convertible Notes

Over the course of multiple closings in March, August and December 2022 and January 2023, Legacy Nuburu issued and sold Company Notes payable to various investors with aggregate gross proceeds of $11,400,000. The Company Notes accrued interest at a rate of 8% per annum. The outstanding principal amount and all accrued and unpaid interest on the Company Notes (the “Conversion Amount”), immediately prior to the consummation of the Business Combination, automatically converted into 2,642,239 shares of Legacy Nuburu common stock that, upon consummation of the Business Combination, entitled the holders of the Company Notes to receive 1,361,787 shares of Common Stock, which was equal to (x) the Conversion Amount divided by (y) $8.50.

The table below summarizes the sale of the Company Notes to related parties.

Noteholder	Principal Amount of Company Notes
W-G Investments LLC(1)	$1,000,000
David Seldin(2)	1,000,000
Ron Nicol(3)	1,000,000
CST Global LLC(4)	200,000
Curtis N Maas Revocable Trust(5)	150,000
Ake Almgren(6)	100,000

(1) Thomas J. Wilson, an affiliate of W-G Investments LLC, was a member of the Legacy Nuburu board of directors.

(2) David Seldin was a member of the Legacy Nuburu board of directors and at the time of the issuance was the sole manager of the Anzu SPVs, which at that time owned more than 5% of Legacy Nuburu’s capital stock.

(3) Ron Nicol is the Chairman of the Company’s board of directors and was a member of the Legacy Nuburu board of directors.

(4) David Michael, an affiliate of CST Global LLC, was a member of the Legacy Nuburu board of directors.

(5) Curtis Maas, an affiliate of the Curtis N Maas Revocable Trust, was a member of the Legacy Nuburu board of directors.

(6) Ake Almgren resigned as a member of the Company's board of directors effective as of May 19, 2023.

NOTE 9. CONVERTIBLE PREFERRED STOCK

Legacy Nuburu Preferred Stock Financing

In multiple closings in December 2021 and January 2022, Legacy Nuburu sold an aggregate of 1,166,372 shares of Legacy Nuburu Series C Preferred Stock, at a purchase price of $5.00 per share, for an aggregate purchase price of approximately $5.8 million.

Series A Preferred Stock

Ranking

The Company’s Preferred Stock ranks senior to the Company’s Common Stock with respect to rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Dividends

Holders of the Company’s Preferred Stock participate, on an as-converted basis (without regard to any conversion limitations) in all dividends paid to the holders of the Company’s Common Stock.

Conversion Rights

The Preferred Stock is convertible at any time into Common Stock at a conversion rate equal to $10.00 (subject to equitable adjustment in the event of a stock split, stock consolidation, subdivision or certain other events of a similar nature that increase or decrease the number of shares of Preferred Stock outstanding (the “Original Issuance Price”)) divided by the lesser of (i) $11.50 and (ii) the greater of (x) 115% of the lowest volume-weighted average price per share of the Company’s Common Stock as displayed under the heading Bloomberg VWAP (the “VWAP”) for any consecutive ninety-trading day period prior to the calculation of such VWAP and (y) $5.00, in each case subject to adjustment as set forth in the Certificate of Designations (the “Conversion Price”).

Any conversion will be settled only in shares of Common Stock; provided, that, upon any conversion that would result in the holders beneficially owning greater than 9.99% of the Company’s voting stock outstanding as of the conversion date or any individual holder beneficially owning Common Stock in excess of the maximum number of shares of Common Stock that could be issued to the holder without triggering a change of control under the applicable stock exchange listing rules, the excess, if any, of the conversion consideration otherwise payable upon such conversion shall be paid in cash, based on an amount per share of Common Stock equal to the last reported price per share of the Common Stock on the trading day immediately preceding the conversion date.

Mandatory Conversion

If the VWAP is greater than 200% of the Conversion Price for any 20 trading days in a 30-day trading day period, the Company may elect to convert all, but not less than all, of the Preferred Stock then outstanding into the Company’s Common Stock at a conversion rate with respect to each share of Preferred Stock equal to the Original Issuance Price as of the date of such conversion divided by the then applicable Conversion Price.

Voting Rights

The holders of Preferred Stock are not entitled to vote at or receive notice of any meeting of stockholders, except the holders of Preferred Stock are entitled to certain consent rights on matters related to (i) the creation or authorization of the creation of any equity or debt securities of the Company that rank senior or equal to certain rights of the Preferred Stock and (ii) the authorization of any adverse change to the powers, preferences, or special rights of the Preferred Stock set forth in the Company’s Certificate of Incorporation or Bylaws, and shall have voting rights as required by law.

Redemption

On the second anniversary of the Closing Date, or January 31, 2025 (the “Test Date”), the Company is obligated to redeem the maximum portion of the Preferred Stock permitted by law in cash at an amount equal to the Original Issuance Price as of such date if the Conversion Price exceeds the VWAP. If, on the Test Date, the Conversion Price is equal to or less than the VWAP, the Company must convert all shares of Preferred Stock then outstanding into shares of the Company’s Common Stock at the then applicable Conversion Price. Notwithstanding the foregoing, the Company shall not be required to redeem any shares of Preferred Stock to the extent the Company does not have legally available funds to effect such redemption. The mandatory redemption and conversion provisions described herein are further subject to certain limitations detailed in the Certificate of Designations.

Series A Preferred Stock Issuances

The Company is authorized to issue 50,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2023 and December 31, 2022, there were 3,038,905 and 23,237,703 shares of preferred stock issued or outstanding, respectively.

Upon the Closing of the Business Combination, all 23,237,703 shares of issued and outstanding convertible preferred stock were cancelled and converted into 23,237,703 shares of Legacy Nuburu common stock based upon the conversion rate as calculated pursuant to Legacy Nuburu's Certificate of Incorporation, multiplied by the Exchange Ratios at the Effective Time.

Additionally, upon the Closing of the Business Combination, the cancellation and conversion of all Legacy Nuburu Company Notes into shares of Legacy Nuburu common stock in accordance with its terms as of immediately prior to the Effective Time resulted in the issuance of 2,642,239 shares which were then outstanding as Legacy Nuburu common stock as of immediately prior to the Effective Time and subsequently converted into 1,361,787 shares of Nuburu Common Stock and 1,361,787 shares of Nuburu Series A preferred stock at the Effective Time.

As of the Closing, each Legacy Nuburu stockholder waived its right to participate in the Preferred Stock Issuance (for clarity, excluding any shares received as a result of the conversion of any Legacy Company Notes prior to the Closing, which were entitled to participate in the Preferred Stock Issuance). Legacy Nuburu stockholders were entitled to receive approximately 99% of the Common Stock issued as merger consideration pursuant to the Business Combination Agreement agreed to waive such right by entering into the Stockholder Support Agreement (for clarity, excluding any shares received as a result of the conversion of any Legacy Company Notes). Those Legacy Nuburu stockholders who did not waive their right to participate resulted in the issuance of 15,478 shares of Nuburu Series A preferred stock at the Effective Time.

Each Tailwind stockholder who did not redeem their shares received a share of Nuburu Series A preferred stock. This resulted in the issuance of 316,188 shares of Nuburu Series A preferred stock to those non-redeeming stockholders.

Tailwind and the Tailwind Sponsor entered into the Sponsor Support and Forfeiture Agreement. In connection with the Business Combination, the 8,355,393 Founder Shares were forfeited other than 1,150,000 shares of Common Stock (of which, 150,000 shares were transferred to Nautilus Maser Fund, L.P. and 50,000 shares were transferred to Cohen & Company Capital Markets at Closing) and 650,000 shares of Series A preferred stock.

Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”) was engaged by Legacy Nuburu to act as its counsel for the Business Combination. As partial compensation for the services provided by WSGR to Legacy Nuburu in connection with the Business Combination, the Company agreed to issue to WSGR 195,452 shares of Common Stock and 195,452 shares of Preferred Stock pursuant to the terms of the Stock Purchase Agreement entered into by and between the Company and WSGR on March 10, 2023. The foregoing issuance was made in a transaction not involving a public offering pursuant to an exemption from the registration requirements of the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated under the Securities Act.

Legacy Nuburu entered into an engagement letter with Anzu Partners on August 30, 2022 pursuant to which Legacy Nuburu, in recognition of past Services, (i) agreed to pay $500,000 to Anzu Partners upon the closing of the Business Combination and (ii) issued a warrant with a strike price of $0.01 per share to Anzu Partners for 500,000 shares of Preferred Stock (the “Anzu Partners Warrant”). This warrant was exercised by Anzu Partners in connection with the Closing and the $500,000 payment was made during the nine months ended September 30, 2023.

NOTE 10. WARRANTS

Equity Classified Common Stock Warrants

In connection with the Private Placement discussed in Note 8 - Convertible Notes Payable, the Company issued Warrants to purchase up to 11,518,895 shares of the Company's Common Stock pursuant to the June 12, 2023 Purchase Agreement and 1,889,535 shares of Common Stock pursuant to the June 16, 2023 Purchase Agreement. The Warrants have an exercise price equal to $1.03 and expire on June 23, 2028.

As the Warrants were part of a bundled transaction, the gross proceeds from the Private Placement of $9,225,000 were allocated to Convertible Notes Payable and Warrants based on their respective relative fair value upon issuance. The aggregate fair value of the Warrants of $3,401,366 was estimated using the Black-Scholes option-pricing model with the following assumptions:

Upon Issuance
Common Stock Warrants:
Expected term (in years)	5.0
Expected volatility	47.9%
Risk-free interest rate	4.0%
Expected dividend yield	0.0%

The allocated proceeds from the Warrants of $2,511,759 were recorded in additional paid-in capital in the condensed consolidated balance sheets.

Liability Classified Public Warrants

In connection with the closing of the Business Combination, Nuburu assumed the 16,710,785 Public Warrants outstanding on the date of Closing. As of September 30, 2023, all 16,710,785 Public Warrants remain outstanding.

Each whole warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of Common Stock. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Redemptions of warrants when the price of Common Stock equals or exceeds $18.00 — Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

•
in whole and not in part;
•
at a price of $0.01 per warrant;
•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•
if, and only if, the closing price of the Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per share of Common Stock equals or exceeds $10.00 — Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

•
in whole and not in part;
•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Common Stock;
•
if, and only if, the last reported sale price of the Common Stock equals or exceeds $10.00 per share (as adjusted per stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and
•
if the closing price of the Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share, the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

NOTE 11. STOCK-BASED COMPENSATION

As of September 30, 2023, the Company had an active stock-based incentive compensation plan and an employee stock purchase plan: the 2022 Equity Incentive Plan (the “2022 Plan”) and the 2022 Employee Stock Purchase Plan (the “ESPP”). All new equity compensation grants are issued under these two plans; however, outstanding awards previously issued under inactive plans will continue to vest and remain exercisable in accordance with the terms of the respective plans.

The 2022 Plan provides for the grant of stock and stock-based awards including stock options, restricted stock, restricted stock units, performance awards, and stock appreciation rights. As of September 30, 2023, there are 4.1 million shares available for grant under the 2022 Plan and 0.4 million shares available for grant under the ESPP.

Stock-Based Compensation Expense

Total stock-based compensation expense recognized in the Company’s condensed consolidated statements of operations and comprehensive loss is classified as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Cost of revenue	$167,899	$357,872	$522,627	$754,770
Research and development	145,848	37,971	480,131	85,322
Selling and marketing	81,901	13,212	181,413	58,243
General and administrative	239,380	191,105	711,618	968,513
Total stock-based compensation expense	$635,028	$600,160	$1,895,789	$1,866,848

The Company’s stock-based compensation expense is based on the value of the portion of stock-based payment awards that are ultimately expected to vest. During the three months ended September 30, 2023 and 2022, stock-based compensation relating to stock-based awards granted to consultants was $149,434 and $119,498, respectively. During the nine months ended September 30, 2023 and 2022, stock-based compensation relating to stock-based awards granted to consultants was $411,602 and $841,021, respectively.

Restricted Stock Units

The Company grants Restricted Stock Units ("RSUs") to its employees for their services with a liquidity event requirement. The RSUs granted to employees vest over a period of time from the grant date and are subject to the participants continuing service to the Company over the period.

	RSUs
	Number of Shares	Weighted Average Grant Date Fair Value
Unvested at December 31, 2022	542,706	$6.11
RSUs granted	887,997	$1.92
RSUs vested	(342,204)	$4.36
RSUs forfeited	(132,446)	$1.15
Unvested at September 30, 2023	956,053	$1.48

The total grant date fair value of RSUs awarded was $1,709,217 and $3,316,950 for the nine months ended September 30, 2023 and 2022, respectively. The total grant date fair value of RSUs vested was $1,490,805 and nil during the nine months ended September 30, 2023 and 2022, respectively.

As of September 30, 2023, total unrecognized stock-based compensation costs related to RSUs were $3,002,160, which are expected to be recognized over a remaining weighted average period of 2.4 years. As of September 30, 2023, all of the RSUs are expected to vest.

Stock Options

The Company's outstanding stock options generally expire 10 years from the date of grant and are exercisable when the options vest, generally over four years, the majority of which vest at a rate of 25% on the first anniversary of the grant date, with the remainder vesting ratably each month over the next three years. A summary of stock option activity is as follows:

	Number of Stock Options Outstanding	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Options outstanding at December 31, 2022	3,133,270	$4.35	7.9	$5,484,316
Options granted	4,758,417	$0.50
Options exercised	(5,153)	$1.36
Options cancelled or forfeited	(60,282)	$5.06
Options outstanding at September 30, 2023	7,826,252	$2.01	8.8	$76,189
Options exercisable at September 30, 2023	2,378,672	$3.56	7.0	$19,239
Options vested and expected to vest at September 30, 2023	7,826,252	$2.01	8.8	$76,189

The weighted-average grant date fair value of options granted to employees and consultants was $0.50 and $1.44 per share for the nine months ended September 30, 2023 and 2022, respectively.

Aggregate intrinsic value represents the difference between the estimated fair value of the underlying Common Stock and the exercise price of outstanding, in-the-money options. The aggregate intrinsic value of options exercised was $1,040 and $2,308,402 for the nine months ended September 30, 2023 and 2022, respectively.

As of September 30, 2023, total unrecognized stock-based compensation cost related to stock options was $2,493,083, which is expected to be recognized over a weighted-average period of 2.4 years.

Determining the appropriate fair value of stock based awards requires the input of subjective assumptions including the fair value of the Company’s Common Stock, the expected life of the option, and expected stock price volatility. The Company used the Black Scholes option pricing model to value its stock option awards.

The Company estimates the fair value of the options utilizing the Black-Scholes option pricing model, which is dependent upon several variables, including expected option term, expected volatility of the Company’s share price over the expected term, expected risk-free interest rate over the expected option term, and expected dividend yield rate over the expected option term, and actual forfeiture rates. A summary of the assumptions Legacy Nuburu utilized for option grants during the nine months ended September 30, 2023 and 2022, respectively, are as follows:

	Nine Months Ended September 30,
	2023	2022
Expected term (in years)	1.0-5.0	5.0
Expected volatility	44.9%-47.4%	36.0%
Risk-free interest rate	3.8%-5.4%	2.2%
Expected dividend yield	0.0%	0.0%

NOTE 12. INCOME TAX

Due to its current operating losses, the Company recorded zero income tax expense during the three and nine months ended September 30, 2023 and 2022. During these periods, the Company’s activities were limited to U.S. federal and state tax jurisdictions, as it does not have any significant foreign operations.

Due to the Company’s history of cumulative losses and after considering all the available objective evidence, management concluded that it is not more likely than not that all of the Company’s net deferred tax assets will be realized in the future. Accordingly, the Company’s deferred tax assets, which include net operating loss (“NOL”) carryforwards and tax credits related primarily to research and development, continue to be subject to a valuation allowance as of September 30, 2023. The Company expects to continue to maintain a full valuation allowance until there is sufficient evidence to support recoverability of its deferred tax assets.

Utilization of the NOL carryforwards and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by Section 382 and Section 383 of the Internal Revenue Code of 1986, as amended, and similar state provisions. Generally, in addition to certain entity reorganizations, the limitation applies when one or more "5-percent stockholders" increase their ownership, in the aggregate, by more than 50 percentage points over a 36-month time period testing period, or beginning the day after the most recent ownership change, if shorter. The Company has determined that a Section 382 change in ownership occurred during the three months ended September 30, 2023. As a result of this change in ownership, we expect that certain of the Company's NOLs may not be utilized in the future to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the value of the Company immediately prior to the ownership change. However, due to the full valuation allowance recorded as of September 30, 2023, the limitation does not affect the Company's results of operations for the periods presented.

NOTE 13. NET LOSS PER SHARE

Diluted earnings per share (“EPS”) includes the dilutive effect of Common Stock equivalents and is computed using the weighted-average number of Common Stock and Common Stock equivalents outstanding during the reporting period. Diluted EPS for the three and nine months ended September 30, 2023 and 2022 excluded Common Stock equivalents because the effect of their inclusion would be anti-dilutive or would decrease the reported loss per share. The following table sets forth securities outstanding that could potentially dilute the calculation of diluted earnings per share:

	For the Nine Months Ended September 30,
	2023	2022
Stock options outstanding	7,826,252	3,153,890
Warrants to purchase Common Stock - liability classified	16,710,785	—
Warrants to purchase Common Stock - equity classified	13,408,430	1,167,557
Unvested restricted stock units	956,053	542,706
If-converted Common Stock from Series A Preferred Stock(1)	6,077,810	—
If-converted Common Stock from convertible notes	13,426,430	—
If-converted common shares from Legacy Nuburu convertible notes	—	23,331
Total	58,405,760	4,887,484

(1) Assumes that all shares of Series A Preferred Stock are converted into Common Stock at a conversion rate equal to $10.00 divided by $5.00, representing the maximum number of shares issuable to holders of Series A Preferred Stock.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The interim financial statements included in this Quarterly Report and this Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 2022, and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations, contained in the Annual Report filed with the SEC on March 31, 2023 and the audited financial statements of Legacy Nuburu for the years ended December 31, 2022 and 2021 included in the Amendment No. 1 to Form 8-K filed with the SEC on March 31, 2023. In addition to historical information, this discussion and analysis contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are subject to risks and uncertainties, including those under “Risk Factors” in this Quarterly Report and our Annual Report that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements.

Unless otherwise indicated, references in this section to “Nuburu,” “we,” “us,” “our” and the “Company” refer to Nuburu, Inc. and its consolidated subsidiary, Nuburu Subsidiary, Inc.

The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this Quarterly Report. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Company Overview

Nuburu, Inc. is a leading innovator in high-power, high-brightness blue laser technology that is focused on bringing breakthrough improvements to a broad range of high-value applications, including welding and 3D printing. By delivering increased speed and quality we hope to enhance productivity and cost efficiency for manufacturers in the e-mobility, consumer electronics, aerospace and defense, and 3D printing markets as well as to find additional applications currently not yet serviced by existing laser technologies.

We have invented, patented and developed what we believe to be the next pivotal point for manufacturing technology, with the potential to revolutionize the manufacturing industry by changing how products are made. Our technology is also aligned with the need to reduce carbon generation in manufacturing. The Nuburu laser system outperforms currently available alternatives by more efficiently coupling heat into the material being processed, thereby helping to promote a more sustainable future by using less energy and, in turn, generating less carbon in the manufacturing process.

A fundamental physical characteristic is that metals absorb blue laser light better than infrared laser light. In the case of materials such as gold, copper, silver and aluminum, the advantage of blue laser light is substantial. The better absorption results in substantial improvements in the quality of the part produced, the yield of parts during production and the speed at which the part can be produced. We believe that these advantages enable efficiencies in the overall productivity of the manufacturing line and can extend the life of the products produced. We also believe that these characteristics will be advantageous to our customers, whether in upgrading existing manufacturing processes or enabling entirely new approaches to manufacturing through the use of Nuburu’s laser systems in either industrial welding or 3D printing technology applications.

Nuburu is currently shipping blue laser systems for welding applications such as batteries, large screen displays, and cell phone components. Nuburu has over 190 granted and pending patents and patent applications globally, which include: blue laser applications such as welding, blue laser technologies, single mode blue laser technology, blue Raman laser technologies, addressable array technologies, and 3D printing using blue lasers. Notably, Nuburu has been awarded patent protection for the use of high-power blue lasers.

Given the size, complexity and value of our blue laser technology, our sales to date have come from long-term discussions between our management team and our current customers. Based on our experiences so far, we expect the approximate adoption timelines of our customers from first contact to first purchase order to range up to 22-24 months. Going forward, we intend to expand our marketing efforts and as we pursue a more widespread adoption of our blue laser technology.

We have developed and trained and expect to continue to develop and train third-party distributors that provide sales and customer support functions in their specific territory, including business development and sales, application and service support and local marketing. Our distributors are, and are expected to be, an integral part of our sales and marketing strategy. The Americas region is managed from our headquarters, but we have distributor partners located in key countries worldwide to help target current and prospective customers in Asia (particularly in China, Japan, Singapore, South Korea, India, and Taiwan) and in Europe.

We generated total revenue of $186,743 and $868,153 and had net losses of $5,085,301 and $3,923,219 during the three months ended September 30, 2023 and 2022, respectively. During the nine months ended September 30, 2023 and 2022, we generated total revenue of $1,710,794 and $1,005,528 and had net losses of $15,959,530 and $10,106,564, respectively.

We expect to incur significant expenses and operating losses for the foreseeable future, as we:

•
continue our research and development efforts;
•
devote substantial resources to commercializing new products; and
•
operate as a public company.

Accordingly, we may seek to fund our operations through public or private equity financings, debt financings or other sources. However, we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. Our failure to raise capital or enter into such other arrangements as and when needed would have a negative impact on our financial condition.

The Business Combination

On January 31, 2023, we consummated the Business Combination. We received net proceeds from the Business Combination totaling $3,243,079, prior to deducting transaction and issuance costs. The cash resulting from the Business Combination is expected to be used toward our corporate growth strategy related to the commercialization of our blue laser systems and the scaling of our manufacturing operations to meet customer demand. The cash raised from the Business Combination is also expected to be used to fund investments in personnel and research and development, as well as provide liquidity for the funding of our ongoing operating expenses.

The Business Combination is accounted for as a reverse recapitalization for financial statement reporting purposes with Legacy Nuburu deemed to be the acquirer and Tailwind deemed to be the acquiree. Under this method of accounting, Tailwind will be treated as the acquired company for financial statement reporting purposes.

Being an SEC-registered and publicly traded company has required us to hire additional personnel and to implement procedures and processes to address public company regulatory requirements and customary practices. Compared to the operations of Legacy Nuburu, we have incurred and expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees.

Key Factors Affecting Our Performance

Commercial Launch of Products

In 2022 and early 2023, we began the production and shipment of our AO-650 laser. We announced the commercial launch of the first laser in the NUBURU BLTM series, the BL-250, in January 2023. We announced the commercial launch of the BL-1Kw in June 2023. We have shifted our future focus to manufacturing and shipping the BL series.

Adoption of our Blue Laser Technology

We believe that Nuburu blue laser technology offers a superior solution to improving a variety of aspects of welding and 3D printing, particularly in the manufacturing of batteries, consumer electronics, electric vehicles, renewable energy products and displays. However, our financial results will depend on the degree to which potential and current customers recognize the benefits of our blue laser technology and invest in our products. The selection process for our products is lengthy, typically up to 22-24 months, and may require us to incur costs in pursuing opportunities with no assurance that our products will be selected.

Capital Equipment

Our business is expected to depend substantially on capital expenditures by end users, particularly by manufacturers using our products for materials processing, which includes general manufacturing, automotive (particularly electric vehicles), other transportation, aerospace, heavy industry, consumer, semiconductor, and electronics. Although applications within materials processing are broad, the capital equipment market in general is cyclical and historically has experienced sudden and severe downturns. For the foreseeable future, our operations will continue to depend upon capital expenditures by end users of materials processing equipment and will be subject to the broader fluctuations of capital equipment spending.

Recent inflationary pressures are resulting in global central banks adopting less accommodating monetary policies and increasing interest rates. Higher interest rates could impact global growth and could lead to a recession that may reduce the investment in capital equipment. In addition, higher interest rates would increase the cost of equipment financed with leases or debt.

Establishing Manufacturing Capacity

Nuburu’s lasers are designed to be compatible with automated manufacturing methods. Nuburu continually improves the design of its lasers as well as the automation equipment required to manufacture these systems. We expect to work to reduce waste and limit costs while developing robust manufacturing processes with the aim of enhancing our competitive advantage in the marketplace. To do this, we are incorporating the Six Sigma Lean methodologies as well as ISO quality standards to ensure we meet customer expectations. With Six Sigma, we expect to further improve the quality of our products and decrease the variations that cause rework or defects. By incorporating the 5S pillars of the Six Sigma process into our day-to-day work life, we expect to develop a streamlined productive work environment ensuring organized and improved cycle times, with the aim of reducing the cost of goods sold. Through these tools we aim to create an environment that demands quality and performance, while reducing downtime and defects that are generated from undefined processes and underutilized talent.

We anticipate that as we ramp up our manufacturing, we will require additional engineers and production personnel to build out and then operate our manufacturing capabilities.

Research and Development Expenses

We plan to continue to invest in research and development to improve our existing components and products and develop new components, products, systems and applications technology. We believe that these investments will sustain our position as a leader in the blue laser industry and will support the development of new products that can address new markets and growth opportunities. The amount of research and development expense we incur may vary from period to period.

Impact of the COVID-19 Pandemic

Since its outbreak in December 2019, the COVID-19 pandemic has disrupted global supply chains, affected production and sales across a range of industries and led to national and local governments imposing a variety of measures designed to contain the pandemic.

To date, we have experienced some delays due to the COVID-19 pandemic; however, we have not materially altered any terms with contractors, suppliers, customers, other business partners or our financing sources. We also continue to execute on our strategic plans and operational initiatives. However, the extent to which our operations and financial condition will be affected by the COVID-19 pandemic, including our ability to execute our business strategies and initiatives in the expected time frame, will depend on future developments that cannot be accurately predicted at this time and are uncertain, including new information that may emerge concerning the severity and scope of the COVID-19 pandemic (including the emergence of new variants that may be more contagious or severe, and may be less responsive to vaccines or treatments), the reimposition of measures to contain the COVID-19 pandemic or address its impact and the timing of global recovery and economic normalization, among other uncertainties and other factors identified in “Risk Factors” that may result in delays or modifications to these plans and initiatives.

Inflationary Pressure

The U.S. economy has experienced increased inflation recently, including as a result of expansive monetary policy designed to combat the effects of the COVID-19 pandemic. Our cost to manufacture our systems is heavily influenced by the cost of the key components and materials used in each system, cost of labor, as well as cost of equipment.

Components of Statements of Operations

Revenue

Revenue consists of revenue recognized from sales and installation services of high-powered lasers. We have customers in the United States, Europe and Asia. In all sales arrangements, revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to receive in exchange for those goods or services.

Cost of Revenue

Cost of revenue primarily consists of the cost of materials, overhead and employee compensation associated with the manufacturing of our high-powered lasers. Product cost also includes lower of cost or net realizable value inventory (“LCNRV”) adjustments if the carrying value of the inventory is greater than its net realizable value. We did not record LCNRV charges for the three months ended September 30, 2023 and 2022, respectively, and we recorded LCNRV charges of $118,151 and nil during the nine months ended September 30, 2023 and 2022, respectively.

Operating Expenses

Research and Development

Research and development expenses consist primarily of compensation and related costs for personnel, including stock-based compensation, employee benefits, training, travel, third-party consulting services and laboratory supplies incurred to further our commercialization development efforts. We expense research and development costs as incurred. We anticipate research and development expenses to increase significantly as we expand our product portfolio.

Selling and Marketing

Selling and marketing expenses consist primarily of compensation and related costs for our direct sales force, sales management and marketing, and include stock-based compensation, employee benefits and travel expenses. Selling and marketing expenses also include costs related to trade shows and marketing programs. We expense selling and marketing costs as incurred. We expect selling and marketing expenses to increase in future periods as we expand our sales force, marketing, and customer support organizations and increase our participation in trade shows and marketing programs.

General and Administrative

Our general and administrative expenses consist primarily of compensation and related costs for our finance, human resources and other administrative personnel, and include stock-based compensation, employee benefits and travel expenses. In addition, general and administrative expenses include our third-party consulting and advisory services, legal, audit, accounting services and facilities costs. We expect our general and administrative expenses to increase for the foreseeable future as we scale headcount with the growth of our business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities, and other administrative and professional services.

Interest Income

Interest income consists primarily of interest income received on our cash and cash equivalents.

Other Income (Expense), Net

Other income (expense), net consists primarily of changes in the fair value of the Public Warrants. The outstanding Public Warrants are re-measured to fair value at each balance sheet date with the corresponding gain or loss from the adjustment recorded as a component of other income (expense), net.

Results of Operations

The following tables set forth our operations for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$186,743	$868,153	$1,710,794	$1,005,528
Cost of revenue	1,115,703	1,832,036	4,813,404	3,653,980
Gross margin	(928,960)	(963,883)	(3,102,610)	(2,648,452)
Operating expenses:
Research and development	1,348,450	1,066,161	4,300,166	2,684,694
Selling and marketing	523,627	95,670	1,066,289	603,629
General and administrative	2,335,605	1,757,104	8,409,877	4,131,477
Total operating expenses	4,207,682	2,918,935	13,776,332	7,419,800
Loss from operations	(5,136,642)	(3,882,818)	(16,878,942)	(10,068,252)
Interest income	46,998	14,875	91,914	19,178
Interest expense	(162,765)	(55,276)	(175,149)	(57,490)
Other income, net	167,108	—	1,002,647	—
Loss before provision for income taxes	$(5,085,301)	$(3,923,219)	$(15,959,530)	$(10,106,564)
Provision for income taxes	—	—	—	—
Net loss and comprehensive loss	$(5,085,301)	$(3,923,219)	$(15,959,530)	$(10,106,564)

Comparison of the three months ended September 30, 2023 and 2022

	Three Months Ended September 30,
	2023	2022	$ Change
Revenue	$186,743	$868,153	$(681,410)
Cost of revenue	1,115,703	1,832,036	(716,333)
Gross margin	(928,960)	(963,883)	34,923

Revenue. Revenue decreased $681,410 during the three months ended September 30, 2023 compared to the same period in 2022. This decrease is primarily due to a decrease in the number of laser system sales during the period.

Cost of Revenue. Cost of revenue decreased $716,333 during the three months ended September 30, 2023 compared to the same period in 2022. This decrease is primarily due to decreased production of the laser systems as we focus on the manufacturing of the BL series. We also recorded a one-time charge to increase our AO-650 inventory reserve by $239,933 during the three months ended September 30, 2023 as a result of the Company's transition from producing the NUBURU AO series to producing the BLTM series.

Operating Expenses

	Three Months Ended September 30,
	2023	2022	Change
Research and development	$1,348,450	$1,066,161	$282,289
Selling and marketing	523,627	95,670	427,957
General and administrative	2,335,605	1,757,104	578,501
Total operating expenses	$4,207,682	$2,918,935	$1,288,747

Research and Development. Research and development expenses increased $282,289 during the three months ended September 30, 2023 compared to the same period in 2022. This increase is primarily due to general research and development personnel expenses.

Selling and Marketing. Selling and marketing expenses increased $427,957 during the three months ended September 30, 2023 compared to the same period in 2022. This increase is primarily due to the addition of our new Chief Marketing and Sales Officer in March 2023, while our former Chief Marketing and Sales Officer had previously departed the Company on March 31, 2022.

General and Administrative. General and administrative expenses increased $578,501 during the three months ended September 30, 2023 compared to the same period in 2022. This increase is primarily driven by increased professional fees associated with legal, compliance and accounting matters, specifically residual Business Combination costs combined with the costs associated with transitioning to being a public company.

Interest Income

	Three Months Ended September 30,
	2023	2022	Change
Interest income	$46,998	$14,875	$32,123

Interest income increased $32,123 during the three months ended September 30, 2023 compared to the same period in 2022 due to higher interest rates earned on our cash.

Interest Expense

	Three Months Ended September 30,
	2023	2022	Change
Interest expense	$(162,765)	$(55,276)	$(107,489)

Interest expense increased $107,489 during the three months ended September 30, 2023 compared to the same period in 2022 due to the interest accrued for the Private Placement Convertible Notes.

Other income (expense), net

	Three Months Ended September 30,
	2023	2022	Change
Other income (expense), net	$167,108	$—	$167,108

Other income (expense), net increased $167,108 during the three months ended September 30, 2023 compared to the same period in 2022 due to the decrease in the fair value of the Public Warrants as of September 30, 2023.

Comparison of the nine months ended September 30, 2023 and 2022

	Nine Months Ended September 30,
	2023	2022	$ Change
Revenue	$1,710,794	$1,005,528	$705,266
Cost of revenue	4,813,404	3,653,980	1,159,424
Gross margin	(3,102,610)	(2,648,452)	(454,158)

Revenue. Revenue increased $705,266 during the nine months ended September 30, 2023 compared to the same period in 2022. This increase is primarily due to an increase in the number of laser system sales and the product and customer mix of laser systems sales during the period.

Cost of Revenue. Cost of revenue increased $1,159,424 during the nine months ended September 30, 2023 compared to the same period in 2022. This increase is primarily due to costs incurred for the production of the laser system sales. We recorded LCNRV charges of $118,151 for the nine months ended September 30, 2023. We did not record any LCNRV charges during the nine months ended September 30, 2023 and September 30, 2022, respectively. In addition, we also recorded a one-time charge to increase our AO-650 inventory reserve by $868,002 during the nine months ended September 30, 2023 as a result of the Company's transition from producing the NUBURU AO series to producing the BLTM series.

Operating Expenses

	Nine Months Ended September 30,
	2023	2022	Change
Research and development	$4,300,166	$2,684,694	$1,615,472
Selling and marketing	1,066,289	603,629	462,660
General and administrative	8,409,877	4,131,477	4,278,400
Total operating expenses	$13,776,332	$7,419,800	$6,356,532

Research and Development. Research and development expenses increased $1,615,472 during the nine months ended September 30, 2023 compared to the same period in 2022. This increase is primarily due to general research and development related personnel and consulting expenses, offset by decreases in tooling and supplies related to the development of our BL product line, which was moved to production in mid-2023.

Selling and Marketing. Selling and marketing expenses increased $462,660 during the nine months ended September 30, 2023 compared to the same period in 2022. This increase is primarily due to the addition of our new Chief Marketing and Sales Officer in March 2023, while our former Chief Marketing and Sales Officer had previously departed the Company on March 31, 2022. Additionally, there was an increase in selling and marketing related consulting expenses.

General and Administrative. General and administrative expenses increased $4,278,400 during the nine months ended September 30, 2023 compared to the same period in 2022. This increase is primarily driven by increased professional fees associated with legal, compliance and accounting matters, specifically residual Business Combination costs combined with the costs associated with transitioning to being a public company.

Interest Income

	Nine Months Ended September 30,
	2023	2022	Change
Interest income	$91,914	$19,178	$72,736

Interest income increased $72,736 during the nine months ended September 30, 2023 compared to the same period in 2022 due to higher interest rates earned on our cash.

Interest Expense

	Nine Months Ended September 30,
	2023	2022	Change
Interest expense	$(175,149)	$(57,490)	$(117,659)

Interest expense increased $117,659 during the nine months ended September 30, 2023 compared to the same period in 2022 due to the interest accrued for the Private Placement Convertible Notes.

Other income (expense), net

	Nine Months Ended September 30,
	2023	2022	Change
Other income (expense), net	$1,002,647	$—	$1,002,647

Other income (expense), net increased $1,002,647 during the nine months ended September 30, 2023 compared to the same period in 2022 due to the decrease in the fair value of the Public Warrants as of September 30, 2023.

Liquidity and Capital Resources

Overview

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, debt service, acquisitions, contractual obligations, and other commitments. As of the date of this Quarterly Report, we have yet to generate meaningful revenue from our business operations and have funded capital expenditure and working capital requirements through debt and equity financing.

As of September 30, 2023, we had cash and cash equivalents of $1,626,730 as compared to $2,880,254 as of December 31, 2022. Our cash flows from operations are not sufficient to fund our current operating model and expansion plans. On the second anniversary of the Closing Date, the Company must also, under certain circumstances, redeem the maximum portion of the Preferred Stock as permitted by law in cash at an amount equal to the Original Issuance Price as of such date. Notwithstanding the foregoing, the Company shall not be required to redeem any shares of Preferred Stock to the extent the Company does not have legally available funds to effect such redemption.

In connection with the Business Combination, we received cash of $3,243,079, prior to deducting transaction and issuance costs, which exceeded this amount.

Until we can generate sufficient revenue to cover our operating expenses, working capital, and capital expenditures, we will rely on funds raised from the closing of the Business Combination; from the $9,225,000 of Company Notes and Warrants issued in June 2023; from the $11,400,000 of Company Notes issued prior to the Closing; and from the Lincoln Park Purchase Agreement pursuant to which Lincoln Park has agreed to purchase from the Company, at the sole discretion of the Company, up to $100,000,000 of Common Stock from time to time over a 48-month period, subject to a stock price floor of $1.00 per share.

We would also obtain additional funds if the holders of our Public Warrants and Private Placement Warrants were to exercise their warrants. However, the exercise price for our Public Warrants and our Private Placement Warrants is $11.50 per share of Common Stock and $1.03 per share of Common Stock, respectively, which exceeds $0.255, the closing price of our Common Stock on the NYSE American on November 3, 2023. The likelihood that Warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of our Common Stock. If the market price for our Common Stock is less than the exercise price per share, we believe warrant holders will be unlikely to exercise their warrants.

The further development of our products, commencement of commercial operations and expansion of our business will require a significant amount of cash for expenditures. Our ability to successfully manage this growth will depend on many factors, including our working capital needs, the availability of equity or debt financing and, over time, our ability to generate cash flows from operations.

Given the Company’s current liquidity position, the Company will need to raise additional capital. If we raise additional funds by issuing equity securities, including pursuant to the Lincoln Park Purchase Agreement, this would result in dilution to our stockholders. If we raise additional funds by issuing any additional preferred stock, such securities may also provide for rights, preferences, or privileges senior to those of holders of Common Stock. If we raise additional funds by issuing debt securities, such debt securities would have rights, preferences and privileges senior to those of holders of Common Stock. The terms of debt securities or borrowings could impose significant restrictions on our operations. The credit market and financial services industry have in the past, and may in the future, experience periods of uncertainty that could impact the availability and cost of equity and debt financing.

Cash Flows

The following table summarizes our cash flows from operating, investing and financing activities for the periods presented.

	Nine Months Ended September 30,
	2023	2022
Net cash used in operating activities	$(13,259,181)	$(7,287,836)
Net cash used in investing activities	(1,142,910)	(282,275)
Net cash provided by financing activities	13,148,567	5,610,316

Cash flows from operating activities

Our cash flows used in operating activities to date have been primarily comprised of costs related to research and development, selling and marketing, and other general and administrative activities. We expect our expenses related to personnel, research and development, selling and marketing, and general and administrative activities to increase as a result of operating as a public company.

Net cash used in operating activities was $13,259,181 and $7,287,836 for the nine months ended September 30, 2023 and 2022, respectively. The increase in net cash flows used in operating activities is primarily driven by increased operating expenses and changes in working capital, partially offset by increases in revenue.

Cash flows from investing activities

Our cash flows from investing activities have been comprised primarily of purchases of equipment and installation of improvements to our leased facilities and headquarters.

Net cash used in investing activities was $1,142,910 and $282,275 for the nine months ended September 30, 2023 and 2022, respectively. The increase was primarily due to increased purchases of equipment to build out our production line.

Cash flows from financing activities

We have financed our operations primarily through the sale of preferred stock and promissory notes.

Net cash provided by financing activities was $13,148,567 and $5,610,316 for the nine months ended September 30, 2023 and 2022, respectively. The increase is comprised of proceeds received from the issuance of convertible promissory notes and warrants, proceeds from the issuance of Common Stock from the Lincoln Park Purchase Agreement, and the proceeds received from the Closing of the Business Combination. These combined proceeds were partially offset by payments of transaction costs associated with the Business Combination.

Key Operating and Financial Metrics (Non-GAAP Results)

We regularly review several metrics, including the metrics presented in the table below, to measure our performance, identify trends affecting our business, prepare financial projections, and make strategic decisions. We believe that these key business metrics provide meaningful supplemental information for management and investors in assessing our historical and future operating performance. The calculation of the key metrics and other measures discussed below may differ from other similarly-titled metrics used by other companies.

The following tables present our key performance indicators for the three months ended.

	Three Months Ended September 30,
	2023	2022	$ Change
Revenue	$186,743	$868,153	$(681,410)
Total gross margin	(928,960)	(963,883)	34,923
EBITDA(1)	(4,824,579)	(3,782,921)	(1,041,658)
Capital expenditures	(317,038)	(96,803)	(220,235)
Free cash flow(1)	(4,876,411)	(2,654,369)	(2,222,042)

The following tables present our key performance indicators for the nine months ended.

	Nine Months Ended September 30,
	2023	2022	$ Change
Revenue	$1,710,794	$1,005,528	$705,266
Total gross margin	(3,102,610)	(2,648,452)	(454,158)
EBITDA(1)	(15,506,324)	(9,687,713)	(5,818,611)
Capital expenditures	(1,142,910)	(282,275)	(860,635)
Free cash flow(1)	(14,402,091)	(7,570,111)	(6,831,980)

(1) EBITDA and Free cash flow are non-GAAP financial measures. See “ —Non-GAAP Information” below for our definitions of, and additional information about, EBITDA and Free cash flow and for a reconciliation to the most directly comparable U.S. GAAP financial measures.

Non-GAAP Information

In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measures are useful in evaluating our operational performance. We use the following non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively and in context, may be helpful to investors in assessing our operating performance and trends and in comparing our financial measures with those of comparable companies that may present similar non-GAAP financial measures.

EBITDA and Free Cash Flow

We define “EBITDA” as income (loss), plus (minus) depreciation and amortization expenses, plus (minus) interest, plus (minus) taxes and define “Free cash flow” as net cash from (used in) operating activities less capital expenditures. EBITDA and Free cash flow are intended as supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP and these measures should not be considered a substitute for net income (loss), and net cash used in operating activities reported in accordance with GAAP. Our computation of EBITDA and Free cash flow may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate EBITDA or Free cash flow in the same fashion.

Limitations of Non-GAAP Measures

There are a number of limitations related to EBITDA, including the following:

•
EBITDA excludes certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets. While these are non-cash charges, we may need to replace the assets being depreciated and amortized in the future and EBITDA does not reflect cash requirements for these replacements or new capital expenditure requirements.
•
EBITDA does not reflect interest expense, net, which may constitute a significant recurring expense in the future.
•
Free cash flow does not reflect the impact of equity or debt raises or repayment of debt or dividends paid.

Because of these and other limitations, EBITDA and Free cash flow should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Free cash flow on a supplemental basis. You should review the reconciliation of our net loss to EBITDA and net loss to Free cash flow below and not rely on any single financial measure to evaluate our business.

Our presentation of EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items and our presentation of Free cash flow does not necessarily indicate whether cash flows will be sufficient to fund our cash needs.

Reconciliation

The following table reconciles our net loss (the most directly comparable GAAP measure) to EBITDA for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net loss	$(5,085,301)	$(3,923,219)	$(15,959,530)	$(10,106,564)
Interest (income) expense, net	115,767	40,401	83,235	38,312
Income tax expense	—	—	—	—
Depreciation and amortization	144,955	99,897	369,971	380,539
EBITDA	$(4,824,579)	$(3,782,921)	$(15,506,324)	$(9,687,713)

The following table reconciles our net cash used in operating activities (the most directly comparable GAAP measure to Free cash flow) to Free cash flow for the three months ended:

	Three Months Ended September 30,
	2023	2022
Net cash used in operating activities	$(4,559,373)	$(2,557,566)
Capital expenditures	(317,038)	(96,803)
Free cash flow	$(4,876,411)	$(2,654,369)

The following table reconciles our net cash used in operating activities (the most directly comparable GAAP measure to Free cash flow) to Free cash flow for the nine months ended:

	Nine Months Ended September 30,
	2023	2022
Net cash used in operating activities	$(13,259,181)	$(7,287,836)
Capital expenditures	(1,142,910)	(282,275)
Free cash flow	$(14,402,091)	$(7,570,111)

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2023. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

For our contractual obligations that are expected to have an effect on our liquidity and cash flow, see section “Notes to Condensed Consolidated Financial Statements – Note 6 – Commitments and Contingencies” in the condensed consolidated financial statements.

Critical Accounting Policies and Estimates

Our condensed consolidated financial statements are prepared in conformity with U.S. GAAP, which requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses. We evaluate our estimates and assumptions on an ongoing basis. Our estimates and assumptions are based on historical experience and on various other factors that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.

There have been no significant changes to our accounting policies during the three and nine months ended September 30, 2023, as compared to the critical accounting policies described in our audited financial statements of Legacy Nuburu for the years ended December 31, 2022 and 2021 included in the Amendment No. 1 to the Form 8-K filed with the SEC on March 31, 2023. We believe that the accounting policies discussed in the audited financial statements of Legacy Nuburu are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

Recently Issued and Adopted Accounting Pronouncements

We review new accounting standards to determine the expected financial impact, if any, that the adoption of each new standard will have. For the recently issued and adopted accounting standards that we believe may have an impact on our condensed consolidated financial statements, see the section entitled “Notes to Condensed Consolidated Financial Statements – Note 2 – Summary of Significant Accounting Policies” in the condensed consolidated financial statements.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under this item.

Item 4. Controls and Procedures

Disclosure controls are procedures that are designed with the objective of ensuring that information required to be disclosed in our reports filed under the Exchange Act is recorded, processed, summarized, and reported within the time period specified in the SEC’s rules and forms. Disclosure controls are also designed with the objective of ensuring that such information is accumulated and communicated to our management, including the chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure.

Evaluation of Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our principal executive officer and principal financial and accounting officer, we conducted an evaluation of the effectiveness of our disclosure controls and procedures as of the end of the fiscal quarter ended September 30, 2023, as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act. Based on this evaluation, our principal executive officer and principal financial and accounting officer have concluded that during the period covered by this report, our disclosure controls and procedures were effective. Accordingly, management believes that the financial statements included in this Quarterly Report present fairly in all material respects our financial position, results of operations and cash flows for the period presented.

We do not expect that our disclosure controls and procedures will prevent all errors and all instances of fraud. Disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the disclosure controls and procedures are met. Further, the design of disclosure controls and procedures must reflect the fact that there are resource constraints, and the benefits must be considered relative to their costs. Because of the inherent limitations in all disclosure controls and procedures, no evaluation of disclosure controls and procedures can provide absolute assurance that we have detected all our control deficiencies and instances of fraud, if any. The design of disclosure controls and procedures also is based partly on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

Changes in Internal Control Over Financial Reporting

There was no change in our internal control over financial reporting that occurred during the most recent fiscal quarter of 2023 covered by this Quarterly Report that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II - OTHER INFORMATION

Item 1. Legal Proceedings.

The information under the caption “Commitments and Contingencies” in Note 6 of the unaudited condensed consolidated financial statements of this Quarterly Report is incorporated herein by reference.

Item 1A. Risk Factors.

There have been no material changes in our risk factors from those disclosed in Part I, Item 1A. “Risk Factors” in our Annual Report. If any of the risks discussed in our Annual Report are realized, our business, financial condition, results of operations and prospects could be materially and adversely affected.

Item 2. Unregistered Sales of Equity Securities, Use of Proceeds, and Issuer Purchases of Equity Securities.

None other than as set forth in the Current Reports on Form 8-K we filed with the SEC on February 6, 2023, as amended, March 10, 2023, June 13, 2023 and June 29, 2023, which are hereby incorporated by reference.

Item 3. Defaults Upon Senior Securities.

Not applicable.

Item 4. Mine Safety Disclosures.

Not applicable.

Item 5. Other Information.

Not applicable.

Item 6. Exhibits

The following exhibits are filed as part of, or incorporated by reference into, this on Form 10-Q.

Incorporated by Reference
No.	Description of Exhibit	Form	File No.	Exhibit No.	Filing Date
2.1†	Business Combination Agreement, dated as of August 5, 2022, by and among Tailwind Acquisition Corp., Compass Merger Sub, Inc. and Nuburu, Inc.	8-K	001-39489	2.1	August 8, 2022
3.1	Amended and Restated Bylaws of the Company.	8-K	001-39489	3.2	September 9, 2020
3.2	Amended and Restated Certificate of Incorporation of the Company.	8-K	001-39489	3.1	February 6, 2023
3.3	Certificate of Designations of the Company.	8-K	001-39489	3.3	February 6, 2023
10.3*	Director Letter Agreement, dated August 31, 2023, by and between Nuburu, Inc. and John Bolton
10.4*	Confidential Separation and Release Agreement, dated November 1, 2023, by and between Nuburu Inc. and Dr. Mark Zediker
31.1*	Certification of Principal Executive Officer Pursuant to Securities Exchange Act Rules 13a-14(a) and 15(d)-14(a), as adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2*	Certification of Principal Financial Officer Pursuant to Securities Exchange Act Rules 13a-14(a) and 15(d)-14(a), as adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1**	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.2**	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
101.INS	Inline XBRL Instance Document – The instance document does not appear in the interactive data file because its XBRL tags are embedded within the Inline XBRL document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

* Filed herewith

** Furnished herewith.

† Certain of the exhibits and schedules to these exhibits have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 9, 2023	Nuburu, Inc.

	By:	/s/ Ron Nicol
	Name:	Ron Nicol
	Title:	Executive Chairman
(Principal Executive Officer)

	By:	/s/ Brian Knaley
	Name:	Brian Knaley
	Title:	Chief Executive Officer
(Principal Financial and Accounting Officer)

Exhibit 10.3

August 31, 2023

John Bolton

Dear Ambassador Bolton:

Nuburu, Inc., a Delaware corporation (the “Company”) is pleased to confirm the terms of your service and compensation as a member of the Board of Directors (the “Board”) of the Company, effective August 22, 2023. The Company issued a press release and filed a Current Report on Form 8-K announcing your appointment to serve on the Board on August 23, 2023. Since that date, the Board has approved an updated board compensation package which was recommended by the Compensation Committee of the Board after an extensive process working with an independent compensation consultant firm, Frederic W. Cook & Co., Inc..

Below are the terms of your Board service and compensation.

1.
Compensation. In connection with your appointment as a member of the Board, you will be entitled to the following compensation which is paid quarterly in arrears:
2.
Stock Options. In connection with your appointment as a member of the Board, the Company will grant you the following:
1.
Position. You agree to serve as a member of the Board until the earliest of (i) the due election and qualification of your successor or (ii) your resignation, removal or death. It is anticipated that you will serve as an independent director on the Board and as a member of both the Audit and Nomination and Governance Committees.

4. Meetings. The Board’s meeting schedule is expected to include quarterly regular meetings, plus additional special meetings as called by the Board from time to time. Board meetings may be held in person at the Company’s offices or via telephone/video conference. We expect that your schedule would permit, absent unusual circumstances, attendance at all the meetings of the Board and any committees of which you are a member. Additionally, members of the Board may be periodically expected to attend training sessions to enhance their knowledge of relevant laws, corporate governance trends and company policies expected of a public company board member.

5. Business Expenses. Reasonable travel and other business expenses incurred by you in the performance of your duties to the Company will be reimbursed by the Company in accordance with the Company’s policies as in effect from time to time. A copy of the board expense reimbursement policy is attached for your information.

6. Indemnification. You will be indemnified to the fullest extent provided by the Company’s governing documents as in effect from time to time, subject to your execution of applicable undertakings, as provided by such governing documents. The Company will also provide you with director and officer liability insurance coverage to the extent provided to the directors of the Company generally. The Company will also enter into a contractual agreement with you relating to indemnification in the form furnished to you separately.

7. Conflicts. In accepting this offer, you are representing to us that you do not know of any conflict that would restrict you from becoming a director of the Company and exercising your fiduciary duties as required under Delaware law.

8. Miscellaneous.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms by signing and dating this letter agreement and returning it to the Company.

NUBURU, INC.

By:
Name:	Mark Zediker
Title:	Founder and CEO

I have read and accept this letter agreement.

By:

Name:	John Bolton

Date:

CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT

This Confidential Separation and Release Agreement (“Agreement”) is made and entered into as of the Effective Date as defined herein, by and between NUBURU, Inc. (“NUBURU”) and the undersigned individual Mark Zediker (“Employee”). Employee and NUBURU are collectively referred to as the “Parties.” This Agreement supersedes the existing Amended and Restated Employment Agreement, dated December 3, 2022, between NUBURU and Employee (“Existing Agreement”), except as specifically provided below. To the extent there is a conflict between provisions in this Agreement and the Existing Agreement, provisions of this Agreement govern.

1. Employee acknowledges that his/her employment with NUBURU was terminated on November 1, 2023, (the “termination date”), and his role on the Board and with respect to any subsidiaries or affiliates simultaneously ended at that time.

2. Employee understands that he is not waiving any rights to any vested benefits to which he has by signing this Agreement, other than rights pursuant to the Existing Agreement, which are hereby being waived, unless specifically provided for herein. By executing this Agreement, Employee acknowledges and agrees that Employee has only the compensation and severance rights expressly provided herein and no longer has the right to employment, compensation, severance or change of control payments, or other similar rights provided in the Existing Agreement, including without limitation, in Section 1 (Employment; Employment Period), Section 2 (Duties and Positions), Section 3 (Base Salary, Incentive Compensation, Change in Control Vesting of Equity Awards), Section 4 (Executive Benefit Plans and Programs; Working Facilities and Expenses), Section 5 (Termination of Employment with Company Liability) , Section 6 (Termination without Additional Company Liability), and Section 10 (Dispute Resolution) of the Existing Agreement.

3. The purposes of this Agreement, include, without limitation, the following: to permit Employee to receive additional remuneration, for NUBURU to avoid any future claim or lawsuit by Employee in connection with the termination of Employee’s employment with NUBURU, for Employee to avoid any future claim, liability or lawsuit by NUBURU, to avoid Employee disclosing any trade secrets and to secure Employee’s full and complete cooperation subject to the provisions of Paragraph 9, in any matters pending as of the termination date and/or any matters that arise thereafter based on events that transpired or occurred during the term of the employment of Employee. By signing this Agreement Employee will receive the pay and benefits set forth below, and in turn, will relinquish all legal rights to sue NUBURU, or any Officer or Director of NUBURU, will not disclose any trade secrets and will fully cooperate with NUBURU in any matters pending at the termination date or which arise thereafter based on events that occurred during the term of Employee’s employment subject to the provisions of Paragraph 9. Further, NUBURU will relinquish legal rights to sue the Employee as set forth below.

4. On the condition of Employee timely signing and not revoking this Agreement, and otherwise complying with Employee’s obligations set forth below, and pursuant to the terms of this Agreement, NUBURU will provide the following:

a.
Cash compensation in the gross amount of $200,000.00, less standard deductions and taxes, payable in 12 equal bi-monthly installments in accordance with regular payroll practices, beginning on the payroll period immediately following the Effective Date .

b.
COBRA coverage until Medicare is fully available. Employee will submit a written confirmation document.

5. In return for the consideration stated in Paragraph 4, Employee individually and on behalf of his successors, heirs, and assigns, hereby forever, irrevocably, and unconditionally RELEASES, WAIVES, and DISCHARGES NUBURU and any affiliated and subsidiary companies, corporations, partnerships, or other business enterprises, and their respective present or former officers, directors, shareholders, owners, supervisors, managers, partners, employees, attorneys, agents, their spouses and representatives, and their respective successors, heirs, and assigns (collectively referred to as the “releasees”), from any and all claims, demands, actions, causes of action, charges, losses, damages, costs, attorneys’ fees, choses in action, judgments, liens, indebtedness, and liabilities of every kind and character, whether known or unknown, suspected or unsuspected, that Employee may have or claim to have, in any way relating to or arising out of any event or act of omission or commission occurring from the beginning of time through the date of the execution of this Agreement, including but not limited to:

a. Claims arising under federal, state, or local laws prohibiting age, sex, race, national origin, disability, religion, retaliation, or any other form of discrimination, including but not limited to the Age Discrimination in Employment Act, as amended, 29 U.S.C. §§ 621 to 634, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000e-1 to 2000e-17, as amended by the Civil Rights Act of 1991, 42 U.S.C. §§ 1981 to 1988, the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101 to 12213, the Rehabilitation Act, as amended, 29 U.S.C. §§ 701 to 797b, and any and all state-law counter-parts to such federal statutes; and

b. Claims arising under the Labor Management Relations Act, 29 U.S.C. §§ 141 to 197, and the Fair Labor Standards Act, 29 U.S.C. §§ 201 to 219; and

c. Intentional infliction of emotional distress, outrageous conduct, negligent infliction of emotional distress, and other tort claims; and

d. Breach of express or implied contract, quantum meruit, promissory estoppel, retaliatory discharge, wrongful discharge, and good faith and fair dealing claims; and

e. All claims that were asserted or could have been asserted in a state or federal case; and

f. Other legal and equitable claims regarding Employee’s employment with NUBURU and the termination of his/her employment.

This release does not apply to claims for unemployment insurance, workers’ compensation benefits or breaches of this Agreement by the Company.

6. Nothing in this Agreement bars Employee’s right to communicate with and/or assist any agency, such as the EEOC, in any investigation that such agency might pursue, however, Employee waives his/her right to recover monetary damages from releasees, to the full extent permitted by law through any such agency action.

7. The Company and any affiliated and subsidiary companies, corporations, partnerships or other business enterprises (collectively referred to as the “Company Releasees”), hereby forever, irrevocably, and unconditionally RELEASES, WAIVES, and DISCHARGES EMPLOYEE from any and all claims, demands, actions, causes of action, charges, losses, damages, costs, attorneys’ fees, choses in action, judgments, liens, indebtedness, and liabilities of every kind and character, whether known or unknown, suspected or unsuspected, that the Company Releasees may have or claim to have, in any way relating to or arising out of any event or act of omission or commission occurring from the beginning of time through the date of the execution of this Agreement. Further, NUBURU acknowledges its indemnification obligations to Employee pursuant to Delaware law, NUBURU’s Certificate of

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Incorporation and bylaws and that certain Indemnification Agreement dated January 31, 2023 between NUBURU and Employee. NUBURU agrees to maintain director and officer insurance for at least six years following the date of this Agreement, which, among other things, shall cover claims against Employee to the extent such claims are currently covered by NUBURU’s existing director and officer insurance, with all premiums and retention payments due under such policies to be paid by the Company.

8. Employee agrees not to use, access, retain, or disclose any NUBURU confidential or proprietary information, including but not limited to trade secrets, at any time. Confidential or proprietary information includes, but is not limited to, information concerning NUBURU’s customers, contracts, pricing, business plans, engineering plans or processes, policies, financial data, business and operational data, charges, fees, investigations, agreements or information pertaining to NUBURU’s costs, business plans and strategy, or any matter which NUBURU sought to maintain as confidential and not generally known in the public domain which Employee acquired in the Employee’s capacity as CEO of NUBURU. Without limiting the forgoing, Employee acknowledges and agrees that NUBURU shall continue to have all rights and benefits provided in the Existing Agreement, including pursuant to Section 7 (Section 409A), Section 8 (Successors and Assigns), Section 9 (Notices), and Section 11 (Covenant Not To Compete; Non-Solicitation, Confidentiality, Non-Disparagement, Intellectual Property)(provided however, that Employee may serve as a member of the Board of Directors of companies in the laser industry provided that they do not compete with the Company or its products). Notwithstanding the foregoing, Employee understands that, in accordance with the Defend Trade Secrets Act of 2016, an individual cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state, or local government official (either directly or indirectly), or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee understands that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in a court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to a court order. Further, this Agreement does not prevent Employee from reporting or disclosing actual or alleged illegal or unlawful conduct, including unlawful employment practices, to others.

9. Until the third anniversary of this Agreement, at each annual or special meeting of NUBURU’s stockholders (including any adjournments, postponements, or other delays thereof) or action by written consent, Employee shall, and shall cause each of Employee’s affiliates to, vote, or cause to be voted, all voting securities of NUBURU (“Securities”) owned by Employee or Employee’s affiliates, or over which Employee or Employee’s affiliates have voting control, from time to time and at all times, (1) in favor of all directors nominated by NUBURU’s board of directors (the “Board”) for election and (2) in accordance with the Board’s recommendation with respect to any other company proposal or stockholder proposal or nomination presented. Further, during such period, Employee shall not, and shall cause each of Employee’s affiliates not to, form, join, or in any way knowingly participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to Securities or deposit any Securities in any voting trust or subject any Securities to any arrangement or agreement with respect to the voting of Securities.

10. Employee reasonably shall cooperate with NUBURU in the defense or prosecution of any claims or actions in existence or that may be brought in the future against or on behalf of NUBURU that relate to events or occurrences that transpired while Employee was employed by NUBURU about which Employee has knowledge. Any cooperation requested shall not be unreasonably withheld. Employee’s cooperation in connection with such claims or actions shall include, but not be limited to,

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providing information to counsel or NUBURU representatives, meeting with counsel to prepare for discovery or trial and to act as a witness on behalf of NUBURU. Employee shall also fully cooperate with NUBURU in connection with any investigation or review by any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Employee was employed by NUBURU about which Employee has knowledge. No cooperation will be required where the interests of Employee are adverse to those of NUBURU. At all times, Employee shall provide truthful and accurate information. In consideration for Employee’s cooperation, Employee shall be paid a mutually agreed upon hourly rate for such cooperation and all costs and expenses associated with such cooperation.

11. Employee and NUBURU expressly agree that Employee and those at NUBURU with actual knowledge of the terms of this Agreement will keep the substance of negotiations, conditions of the settlement strictly confidential, to the fullest extent permitted by law. Employee and NUBURU further agree that they will not communicate (orally or in writing) or in any way disclose the substance of negotiations, conditions of the settlement to any person, judicial or administrative body, business entity or association, or anyone else, for any reason whatsoever, however, NUBURU may disclose the information as necessary for business purposes, and Employee may disclose such information to taxing authorities or immediate family, attorney, accountant, tax preparer and financial advisor (who also agrees to be bound by this confidentiality provision) without the prior written consent of the other party, unless compelled to do so by law or to enforce the terms of this Agreement. If any request is made to respond to any question, inquiry or request for information required by legal process, Employee shall immediately notify NUBURU and, unless otherwise required by law or the terms of a subpoena, shall not respond to any such request until NUBURU has had an opportunity to review and if necessary, to timely contest the request. It is expressly agreed that this paragraph is an essential provision of this Agreement.

12. In the event either party breaches this Agreement, the offending party agrees to pay the offended party’s expenses caused by such breach, including reasonable attorneys’ fees and costs.

13. Employee acknowledges that he has been provided a 45-day period after the date of this Agreement in which to consider the terms of this Agreement, execute this Agreement and return the executed Agreement to Teresa Hernandez Betancourt, Chief Human Resources Officer, the authorized representative of NUBURU, by hand delivery or certified mail. Employee further acknowledges that he i has consulted with an attorney prior to executing this Agreement. The Parties agree that an electronic signature shall suffice, and this Agreement shall be fully enforceable with electronic signatures.

14. Employee may revoke this Agreement by arranging for the delivery, by overnight courier service, hand delivery or certified mail to Teresa Hernandez Betancourt, Chief Human Resources Officer, the authorized representative of NUBURU, written notice of said revocation within the seven (7) day period following NUBURU’s receipt of the executed Agreement. If said authorized representative of NUBURU does not receive timely notice of revocation, this Agreement will take effect on the eighth day following the NUBURU’s receipt of the executed Agreement (the “Effective Date”).

15. It is expressly understood that there is no agreement or understanding between Employee and NUBURU about or pertaining to Employee’s separation from NUBURU or NUBURU’s obligations to Employee with respect to any such separation, except that which is set forth in this Agreement. This Agreement constitutes the entire and final agreement between Employee and NUBURU, and any releasees, superseding any and all prior agreements, except as provided in the preceding sentence or elsewhere herein. Employee acknowledges that neither NUBURU nor any release has made any promise or offered any other agreement, except those expressed in this Agreement, to induce or persuade Employee to enter into this Agreement.

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16. Employee hereby states that he understands that it is Employee’s decision to enter or not to enter into this Agreement, and Employee’s decision to do so is made voluntarily and knowingly.

17. Employee represents that he has returned all documents relating to his/her employment with NUBURU, including without limitation, all files, training materials, policies, procedures, notebooks, handbooks, mailing lists, account information, credit cards, computers and all disks or other stored data, telephone cards, cellular or smart phones, pagers, and all other tangible or intangible property belonging to NUBURU and relating to Employee’s employment, on or before the termination date. Employee further warrants that he has not retained copies of such property. Employee acknowledges and agrees that except as expressly set forth in this Agreement, Employee is entitled to no other wages, commissions, PTO, vacation pay, sick pay, bonuses, incentive pay, benefits or other compensation from NUBURU or Releasees.

IN WITNESS WHEREOF, the Parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

____________________________________

Mark Zediker

Date: _______________________________

ON BEHALF OF EMPLOYER

AS DEFINED HEREIN

By: _______________________________

Teresa Hernandez Betancourt

Chief Human Resources Officer

Date: _____________________________

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Exhibit 31.1

CERTIFICATION PURSUANT TO

RULES 13a-14(a) AND 15d-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934,

AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Ron Nicol, certify that:

1.
I have reviewed this quarterly report on Form 10-Q of Nuburu, Inc.;
2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.
The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
(a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
(b)
Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
(c)
Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
(d)
Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and
5.
The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):
(a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and
(b)
Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: November 9, 2023	By:	/s/ Ron Nicol
Ron Nicol
Executive Chairman

Exhibit 31.2

CERTIFICATION PURSUANT TO

RULES 13a-14(a) AND 15d-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934,

AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Brian Knaley, certify that:

1.
I have reviewed this quarterly report on Form 10-Q of Nuburu, Inc.;
2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.
The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
(a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
(b)
Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
(c)
Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
(d)
Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and
5.
The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):
(a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and
(b)
Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: November 9, 2023	By:	/s/ Brian Knaley
Brian Knaley
Chief Executive Officer

Exhibit 32.1

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Nuburu, Inc. (the “Company”) on Form 10-Q for the period ending September 30, 2023 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

(1)
The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
(2)
The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Date: November 9, 2023	By:	/s/ Ron Nicol
Ron Nicol
Executive Chairman

Exhibit 32.2

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Nuburu, Inc. (the “Company”) on Form 10-Q for the period ending September 30, 2023 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

(1)
The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
(2)
The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Date: November 9, 2023	By:	/s/ Brian Knaley
Brian Knaley
Chief Executive Officer